                                                               File No: 33-35260
- --------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  ____________


                               AMENDMENT NO. 5 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                                  ____________


                         HARTFORD LIFE INSURANCE COMPANY
          -------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         CONNECTICUT                                        06-094148
- ---------------------------------             ----------------------------------
(State or other jurisdiction of                     (I.R.S. Employer Number)
Identification incorporation or
organization)
                                      6355
                        --------------------------------
            (Primary Standard Industrial Classification Code Number)

                                  ------------

                                  P.O. Box 2999
                        Hartford, Connecticut 06104-2999
                     (Address of Principal Executive Office)
                                  ------------

                                Rodney J. Vessels
                                     Counsel
                             Hartford Life Companies
                 P.O. Box 2999, Hartford, Connecticut 06104-2999
                                 (203) 843-8847
           (Name, address, and telephone number of agent for service)
                                  ------------

Approximate date of commencement of proposed sale to the public:
The Annuity covered by this registration statement is to be issued from time to time after the effective date of this registration statement.

                                  ------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. /X/
                              --
                                  ------------

                         CALCULATION OF REGISTRATION FEE

                                        Proposed       Proposed
Title of Each Class      Amount to      Offering       Aggregate     Amount of
of Securities to be          be          Price         Offering    Registration
   Registered            Registered     per Unit         Price          Fee
- --------------------------------------------------------------------------------
Deferred Annuity
Contracts &                  *             *         $100,000,000       Paid
Participating
Interests Therein
- --------------------------------------------------------------------------------
* The maximum aggregate offering price is estimated solely for the purpose of determining the registration fee. The amount being registered and the proposed maximum offering price per unit are not applicable in that these contracts are not issued in predetermined amounts or units.

                         HARTFORD LIFE INSURANCE COMPANY
                        Cross Reference Sheet Pursuant to
                           Regulation S-K, Item 501(b)


             Form S-1 Item Number and Caption Heading in Prospectus
             ------------------------------------------------------

1.   Forepart of the Registration Statement
     and Outside Front Cover Page of
     Prospectus. . . . . . . . . . . . . . . . . .     Outside Front Cover Page

2.   Inside Front and Outside Back Cover
     Pages of Prospectus . . . . . . . . . . . . .     Inside Front Cover

3.   Summary Information, Risk Factors and
     Ratio of Earnings to Fixed Charges. . . . . .     Not Applicable

4.   Use of Proceeds . . . . . . . . . . . . . . .     Investments by HLIC

5.   Determination of Offering Price . . . . . . .     Not Applicable

6.   Dilution. . . . . . . . . . . . . . . . . . .     Not Applicable

7.   Selling Security Holders. . . . . . . . . . .     Not Applicable

8.   Plan of Distribution. . . . . . . . . . . . .     Distribution of
                                                       Certificates

9.   Description of Securities to be
     Registered. . . . . . . . . . . . . . . . . .     Description of
                                                       Certificates

10.  Interests and Named Experts and Counsel . . .     Not Applicable

11.  Information with Respect to the
     Registrant. . . . . . . . . . . . . . . . . .     The Company; Executive
                                                       Officers and Directors;
                                                       Executive Compensation;
                                                       Financial Statements;
                                                       Legal Proceedings

12.  Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities . . . . . . . . . . . . . . . . .     Not Applicable

                       THIS PAGE LEFT INTENTIONALLY BLANK

 Y                                                                                                         Z

           HARTFORD
           LIFE INSURANCE COMPANY
           PROSPECTUS
           MODIFIED GUARANTEED ANNUITY CONTRACTS
st
 a                                                                                                         b
           ---------------------------------------------------------------------------------------------


     This Prospectus describes participating interests in a group deferred annuity contract designed and offered to provide retirement programs for you if you are an eligible individual. Eligible individuals include certain persons who are employees, retirees or the dependents of employees of employers as well as certain persons who are members or dependents of members of trade unions, bona fide associations and other entities who have entered into group deferred annuity contracts with Hartford Life Insurance Company ("HLIC" or the "Company"). Eligible individuals also include members or dependents of members of employee organizations or customers of financial institutions which are participating in group annuity contracts with the Company.


     An individually allocated deferred annuity certificate is offered in certain states and this certificate may be purchased to accept monies which are eligible for roll-over to an Individual Retirement Account with a value of $5,000 or more.

     Participation in a Group Contract will be separately accounted for by the issuance of a Certificate evidencing your interest under the Contract. The Certificate and Individual Annuity Certificate are hereafter referred to as "the Certificate".

     A minimum single purchase payment of at least $5,000 must accompany the application for a Certificate. HLIC reserves the right to limit the maximum single purchase payment amount. No additional payment is permitted on a Certificate although eligible individuals may purchase more than one
 Certificate. (See "Application and Purchase Payment," page   .)

     Purchase payments become part of the general assets of HLIC. HLIC intends generally to invest proceeds from the Certificates in investment-grade
 securities. (See "Investments by HLIC," page   .)
 ------------------------------------------------------------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
 ------------------------------------------------------------------------------


 The date of this Prospectus is May 1, 1995.

     Upon application, you select an initial Guarantee Period from among those then offered by HLIC. During this Guarantee Period, your purchase payment earns interest at the applicable Initial Guarantee Rate as established by
 HLIC.  (See,  "Initial  and  Subsequent   Guarantee  Periods,"  page       and
 "Establishment of Guarantee Rates and Current Rates," page   .)

     At the end of each Guarantee Period, a subsequent Guarantee Period of the same duration will begin unless, within the thirty day period prior to or within five business days after the end of such Guarantee Period, you elect a different duration from among those offered by us at that time. In no event may subsequent Guarantee Periods extend beyond the Annuity Commencement date then in effect.

     The Account Value as of the first day of each subsequent Guarantee Period will earn interest at the Subsequent Guarantee Rate. HLIC's MANAGEMENT WILL MAKE THE FINAL DETERMINATION AS TO GUARANTEE RATES TO BE DECLARED. WE CANNOT PREDICT NOR CAN WE GUARANTEE FUTURE GUARANTEE RATES. (See, "Initial and Subsequent Guarantee Periods," page and "Establishment of Guarantee Rates
 and Current Rates," page   .)

     Subject to certain restrictions, total surrenders are permitted. However, such surrenders may be subject to a Market Value Adjustment. A full surrender made prior to the end of a Guarantee Period will be subject to a Market Value Adjustment. A REQUEST FOR SURRENDER AT THE END OF A GUARANTEE PERIOD MUST BE RECEIVED IN WRITING 30 DAYS PRIOR TO OR WITHIN FIVE BUSINESS DAYS AFTER THE END OF THE GUARANTEE PERIOD. A MARKET VALUE ADJUSTMENT WILL NOT BE APPLIED.

     A Market Value Adjustment will be applied to your Account Value to purchase an annuity on the Annuity Commencement Date if the Annuity Commencement Date is not at the end of a Guarantee Period. To elect an Annuity Option you must notify us at least 30 days before the end of that Guarantee Period.

     In addition, at the end of a Certificate Year we will send you any interest that has been credited during the Certificate Year if you so request in writing. No Market Value Adjustment will be imposed on such interest
 payments.  Any  such  surrender  may,  however,  be  subject  to  tax.   (See,
 "Surrenders", page   and "Tax Considerations", page   .)

     The Market Value Adjustment reflects the relationship between the Current Rate for the duration remaining in the Guarantee Period at the time you request the surrender and the then applicable Guarantee Rate being applied to your Account Value. Since Current Rates are based in part upon the investment yields available to HLIC (see "Investments By HLIC", page ), the effect of the Market Value Adjustment will be closely related to the levels of such yields. It is possible, therefore, that, should such yields increase significantly from the time you purchased your Certificate, the amount you would receive upon a full surrender of your Certificate may be less than your original purchase payment. If such yields should decrease significantly, the amount you would receive upon a full surrender may be more than your original purchase payment.

     We may defer payment of a full surrender for a period not exceeding 6 months from the date of our receipt of your written notice of surrender or the period permitted by state insurance law, if less, but such a deferral of payment will be for a period greater than thirty days only under highly unusual circumstances. Interest of at least 4% per annum will be paid on any amounts deferred for more than 30 days if HLIC chooses to exercise this
 deferral right. (See, "Payment Upon Partial or Full Surrender", page   .)

     On the Annuity Commencement Date specified by you, HLIC will make a lump-sum payment or start to pay a series of payments based on the Annuity
 Options selected by you. (See, "Annuity Period", page   .)

     The Certificate provides for a Death Benefit. If the Participant dies before the Annuity Commencement Date and there is no designated Contingent Annuitant surviving, the Death Benefit will be payable to the Beneficiary as determined under the Certificate Control Provisions. The Death Benefit is calculated as of the date we receive written notification of Due Proof of Death at the offices of the Company.

     If the death occurs on or prior to the Annuity Commencement Date and on or prior to the Annuitant attaining age 65, then the Death Benefit equals the higher of the Account Value or the Net Surrender Value as each is calculated as of the date the Company receives written notification of Due Proof of Death. If the death occurs prior to the Annuity Commencement Date after the Annuitant attains age 65, then the death benefit equals the Net Surrender Value. If the named Beneficiary is the spouse of the Participant and the Annuitant is living, the spouse may elect, in lieu of receiving the Death Benefit, to become the Participant and continue the Certificate. (See, "Death
 Benefit", page   .)


     On any Certificate subject to premium tax, HLIC will pay premium taxes at the time imposed under applicable law. At its sole discretion, HLIC may deduct premium taxes at the time HLIC pays such taxes to the applicable taxing authorities, at the time the Certificate is surrendered or at the time the Certificate annuitizies. (See, "Premium Taxes", page __.)

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            -----
GLOSSARY OF SPECIAL TERMS.................................................
DESCRIPTION OF CERTIFICATES...............................................
  A.  Application and Purchase Payment....................................
  B.  Accumulation Period.................................................
      1. Initial and Subsequent Guarantee Periods.........................
      2. Establishment of Guarantee Rates and Current Rates...............
      3. Surrenders.......................................................
         (a)  General.....................................................
         (b)  Market Value Adjustment.....................................
         (c)  Special Surrenders..........................................
      4. Premium Taxes....................................................
      5. Death Benefit....................................................
      6. Payment on Full Surrender........................................
  C.  Annuity Period......................................................
      1. Electing the Annuity Commencement Date and Form of Annuity.......
      2. Change of Annuity Commencement Date or Annuity Option............
      3. Annuity Options..................................................
      4. Annuity Payment..................................................
      5. Death of Annuitant After Annuity Commencement Date...............
INVESTMENTS BY HLIC.......................................................
AMENDMENT OF CERTIFICATES.................................................
ASSIGNMENT OF CERTIFICATES................................................
DISTRIBUTION OF CERTIFICATES..............................................
TAX CONSIDERATIONS........................................................
  I.  General.............................................................
 II.  Taxation of HLIC....................................................
III.  Taxation of Annuities in General-Non-Tax Qualified Purchasers.......
      A. General..........................................................
      B. Aggregation of Two or More Annuity Contracts.....................
      C. Non-Natural Persons, Corporations, Etc. .........................
      D. Other Participants (Natural Persons).............................
         1.   Distributions Prior to the Annuity Commencement Date........
         2.   Distributions After Annuity Commencement Date...............
         3.   Required Distributions in the Event of Participant's
              Death--Applicable to Contracts issued after January 18,
              1985........................................................
         4.   Penalty--Applicable to Certain Withdrawals and Annuity
              Payments....................................................
 IV.  Information Regarding Tax Qualified Purchasers......................
      A. Contributions to Deferred Compensation Plans.....................
      B. Contributions to Individual Retirement Annuities.................
      C. Distributions from Deferred Compensation Plans...................
      D. IRA Distributions................................................
  V.  Federal Income Tax Withholding......................................
      A. Deferred Compensation Plans Under Section 457....................
      B. IRA Distributions
         1.   Non-Periodic Distributions..................................
         2.   Periodic Distributions......................................
THE COMPANY...............................................................
  A.  Business............................................................
  B.  Selected Financial Data.............................................
  C.  Management Discussion and Analysis of Financial Condition and
      Results of Operations...............................................
      1. Results of Operations............................................
      2. Liquidity........................................................
      3. Segment Information..............................................
  D.  Reinsurance.........................................................
  E.  Reserves............................................................
  F.  Investments.........................................................
  G.  Competition.........................................................
  H.  Employees...........................................................
  I.  Properties..........................................................

                                                                            PAGE
                                                                            -----
  J.  State Regulation....................................................
EXECUTIVE OFFICERS AND DIRECTORS..........................................
EXECUTIVE COMPENSATION....................................................
LEGAL PROCEEDINGS.........................................................
EXPERTS...................................................................
APPENDIX A (MARKET VALUE ADJUSTMENT)......................................
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS..................................
FINANCIAL STATEMENTS......................................................

                           GLOSSARY OF SPECIAL TERMS

    In this Prospectus "We", "Us", "Our", and "HLIC" refer to Hartford Life Insurance Company. "You", "Yours", and "Participant" refer to a person/persons who has/have been issued a Certificate under the group deferred annuity contract.

    In addition, as used in this Prospectus, the following terms have the indicated meanings:


ACCOUNT VALUE                  As of any date, the Account Value is the sum of the purchase payment and all interest earned to that date.
ANNUITANT                      The   person  upon  whose  life   the  Certificate  is  issued.  The
                               Participant must also be the Annuitant.
ANNUITY COMMENCEMENT DATE      The  date  designated  in  the  Certificate  or  otherwise  by   the
                               Participant on which annuity payments are to start.
BENEFICIARY                    The  person  entitled  to  receive benefits  per  the  terms  of the
                               Certificate in case of the death of the Participant.
CERTIFICATE                    The Certificate  evidencing a  participating interest  in the  group annuity  contract as set forth in  this Prospectus. Any reference in this Prospectus  to  Certificate  also includes  the  group  annuity contract.  Likewise, any  reference in  this Prospectus  to Contract includes the underlying Certificate.
CERTIFICATE DATE               The effective date of participation under the group annuity contract as designated in the Certificate or  date of issue of an  individual annuity Certificate.
CERTIFICATE YEAR               A  continuous 12 month period commencing on the Certificate Date and each anniversary thereof.
CONTINGENT ANNUITANT           The spouse of the Participant, if designated by the Participant, who upon the Annuitant's death, prior to the Annuity Commencement  Date, becomes the Annuitant and also the Participant.
CURRENT RATE                   The  applicable  effective  annual  interest  rate  contained  in  a schedule of rates established  by us from time  to time for  various durations.
DEPENDENT                      The   spouse  or  child  of  an  Employee  or  Retiree  eligible  to participate in this Certificate.
DUE PROOF OF DEATH             A certified copy of  the death certificate, an  order of a court  of competent  jurisdiction, a  statement from a  physician who attended the deceased, or any other proof acceptable to the Company.
GUARANTEE PERIOD               The period for which either an Initial or Subsequent Guarantee  Rate is credited.
GROSS SURRENDER VALUE          As  of  any date,  the Account  Value  specified by  you for  a full surrender.
HOME OFFICE                    Our offices  at  P.O.  Box  2999, Hartford,  CT  06104-2999  or  200
                               Hopmeadow St., Simsbury, CT 06089.
INITIAL GUARANTEE RATE         The  effective  annual  rate  of  interest  credited  and compounded annually during the initial Guarantee Period.
IN WRITING                     A written form  satisfactory to us  and received at  our offices  at
                               P.O. Box 2999, Hartford, Connecticut 06104-2999.
MARKET VALUE ADJUSTMENT        The  amount payable as a partial or full surrender made prior to the end of  any Guarantee  Period may  be  adjusted up  or down  by  the application of this formula.
NET SURRENDER VALUE            The  amount payable to you on a full surrender under the Certificate after the application of any Market Value Adjustment.
SUBSEQUENT GUARANTEE RATE      The effective  annual rate  of interest  established by  us for  the applicable subsequent Guarantee Period.

                          DESCRIPTION OF CERTIFICATES

A. APPLICATION AND PURCHASE PAYMENT

    To apply for a Certificate, you need only complete an enrollment form and make your purchase payment. This Certificate is purchased by completing an enrollment form and submitting it to HLIC along with your purchase payment for its approval.

    The Certificates are issued within a reasonable time after the receipt of a properly completed application and the payment of a single purchase payment. You may not contribute additional purchase payments to a Certificate in the future. You may, however, purchase additional Certificates, if you are an eligible individual, at then prevailing Guarantee Rates and terms.

    The minimum purchase payment in relation to a Certificate is $5,000. The Company retains the right to limit the amount of the maximum purchase payment.

    Your purchase payment becomes part of our general assets and is credited to an account we establish for you. We will issue your Certificate and confirm your purchase payment in writing within five business days of receipt. You start earning interest on your account the day the purchase payment is applied.

    In the event that your application or an order to purchase is not properly completed, we will attempt to contact you in writing or by telephone. We will return the purchase payment three weeks after its receipt by us if the application or an order to purchase has not, by that time, been properly completed.

B. ACCUMULATION PERIOD

    1. INITIAL AND SUBSEQUENT GUARANTEE PERIODS

    Upon enrollment, you will select the duration of your Initial Guarantee Period from among those durations offered by us. The duration you select and amount of your purchase payment will determine your Initial Guarantee Rate, and your purchase payment (less applicable premium taxes, if any) will earn interest at this Initial Guarantee Rate during the entire Initial Guarantee Period.

    Unless you elect to make a full surrender or elect an annuity option (see, "Surrenders", page ), a subsequent Guarantee Period will automatically commence at the end of a Guarantee Period. Each subsequent Guarantee Period will be the same duration as the previous Guarantee Period unless you elect in writing on any day within the thirty day period prior to or within five business days after the end of the previous Guarantee Period, a Guarantee Period of a different duration from among those offered by us at that time.

    In no event may subsequent Guarantee Periods extend beyond the Annuity Commencement Date then in effect. For example, if you are age 62 upon the expiration of a Guarantee Period and you have chosen age 65 as an Annuity Commencement Date, we will provide a three year Guarantee Period to equal the number of years remaining before your Annuity Commencement Date. Your Account Value will then earn interest at a Guarantee Rate which we have declared for that duration. The Guarantee Rate for the Guarantee Period automatically applied in these circumstances may be higher or lower than the Guarantee Rate for longer durations.

    The Account Value at the beginning of any subsequent Guarantee Period will be equal to the Account Value at the end of the Guarantee Period just ending. This Account Value will earn interest at the Subsequent Guarantee Rate.

    Within thirty days prior to the end of a Guarantee Period, we will notify you of the expiration of the current Guarantee Period.

    2. ESTABLISHMENT OF GUARANTEE RATES AND CURRENT RATES

    The Initial Guarantee Rate for the Guarantee Period you choose will be determined on the date your Purchase Payment and enrollment form are received in good order at the Home Office. Current Rates will be established periodically along with the Guarantee Rates which will be applicable to subsequent Guarantee Periods. After the end of each Certificate Year, we will send you a confirmation which will show (a) your Account Value as of the end of the preceding Certificate Year, (b) your Account Value at the end of the current Certificate Year, and (c) the rate of interest being credited to your Certificate.

    HLIC has no specific formula for determining the rate of interest that it will declare as Current Rates or Guarantee Rates in the future. The determination of Current Rates and Guarantee Rates will be reflective of interest rates available on the types of debt instruments in which HLIC intends to invest the proceeds attributable to the Certificates. (See, "Investments by HLIC", page .) In addition, HLIC's management may also consider various other factors in determining Current Rates and Guarantee Rates for a given period, including, regulatory and tax requirements; sales commissions and administrative expenses borne by HLIC; general economic trends; and competitive factors. HLIC's MANAGEMENT WILL MAKE THE FINAL DETERMINATION AS TO CURRENT AND GUARANTEE RATES TO BE DECLARED. WE CANNOT PREDICT NOR CAN WE GUARANTEE FUTURE CURRENT RATES OR GUARANTEE RATES.

    3. SURRENDERS

    (A) GENERAL

    Full surrenders may be made under a Certificate at any time and will terminate the Certificate.

    In the case of all surrenders, the Account Value will be reduced by the Gross Surrender Value on the Surrender Date and the Net Surrender Value will be payable to you. The Net Surrender Value equals:

                                  (A - B) X C

where:     A  =       the Gross Surrender Value,
           B  =       any unpaid premium tax, (see pages   and   ),
           C  =       the Market Value Adjustment (see page   ).

    HLIC will, upon request, inform you of the amount payable upon a full surrender.

    Any   full,  or  special  surrender  may  be  subject  to  tax.  (See,  "Tax
Considerations," page   .)

    (B) MARKET VALUE ADJUSTMENT

    The amount payable on a partial or full surrender made prior to the end of any Guarantee Period may be adjusted up or down by the application of the Market Value Adjustment. Where applicable, the Market Value Adjustment is applied to Gross Surrender Value.

    In the case of a full surrender, the Market Value Adjustment will reflect the relationship between the Current Rate for the duration remaining in the Guarantee Period at the time you request the surrender, and the Guarantee Rate then applicable to your Certificate.

    Generally, if your Guarantee Rate is lower than the applicable Current Rate, then the application of the Market Value Adjustment will result in a lower payment upon surrender. Similarly, if your Guarantee Rate is higher than the applicable Current Rate, the application of the Market Value Adjustment will result in a higher payment upon surrender.

    For example, assume you purchase a Certificate and select an initial Guarantee Period of ten years and our Guarantee Rate for that duration is 7% per annum. Assume at the end of seven years you make a total surrender. If the three year Current Rate is then 5%, the amount payable upon surrender will increase after the application of the Market Value Adjustment. On the other hand, if such Current Rate is higher than your Guarantee Rate, for example, 8%, the application of the Market Value Adjustment will cause a decrease in the amount payable to you upon this surrender.

    Since Current Rates are based in part upon the investment yields available to HLIC (see, "Investments By HLIC", page ), the effect of the Market Value Adjustment will be closely related to the levels of such yields. It is theoretically possible, therefore, that, should such yields increase significantly from the time you purchased your Certificate, the amount you would receive upon a full surrender of your Certificate could be less than your original purchase payment.

    The formula for calculating the Market Value Adjustment is set forth in Appendix A to this Prospectus, which also contains an additional illustration of the application of the Market Value Adjustment.

    (C) SPECIAL SURRENDERS

    A Market Value Adjustment will not be applied to a full surrender made at the end of a Guarantee Period. A request for a surrender at the end of a Guarantee Period must be received, in writing, during the 30 day period preceding or within five business days after the end of said Guarantee Period.

    A Market Value Adjustment will be applied to your account value to purchase an annuity on the Annuity Commencement Date if the Annuity Commencement Date is not at the end of a Guarantee Period. To elect an Annuity Option you must notify us at least 30 days before the end of that Guarantee Period.

    In addition, we will send you any interest that has been credited during the prior Certificate Year if you so request in writing within 30 days prior to the end of the Certificate Year. No Market Value Adjustment will be imposed on such interest payments. Any such surrender may, however, be subject to tax.


    4. PREMIUM TAXES



    A deduction is also made for premium taxes, if applicable, imposed by a state or other governmental entity. Certain states impose a preimum tax, currently ranging up to 3.5%. Some states assess the tax at the time purchase payments are made; others assess the tax at the time of annuitization. HLIC will pay premium taxes at the time imposed under applicable law. At its sole discretion, HLIC may deduct premium taxes at the time HLIC pays such taxes to the applicable taxing authorities, upon surrender, or when annuity payments commence.


    5. DEATH BENEFIT

    If the Annuitant dies before the Annuity Commencement Date and there is no designated Contingent Annuitant surviving, the Death Benefit will be payable to the Beneficiary as determined under the Certificate Control Provisions. The Death Benefit is calculated as of the date we receive written notification of Due Proof of Death at the offices of the Company.


    If the death occurs prior to the Annuity Commencement Date and on or prior to the Annuitant attaining age 65, then the death benefit equals the higher of the Account Value or the Net Surrender Value as each is calculated as of the date the Company receives written notification of Due Proof of Death. If the death occurs prior to the Annuity Commencement Date after the Annuitant attains age 65, then the death benefit equals the Net Surrender Value.



    The Death Benefit may be taken in one sum, to be paid within six months after the date we receive Due Proof of Death, or under any of the Annuity Options available under the Contract, provided, however, that: (a) if any Participant dies prior to the Annuity Commencement Date, any Annuity Option selected must provide that any amount payable as a Death Benefit will be distributed within 5 years of the date of death; and (b) if any Participant or Annuitant dies on or after the Annuity Commencement Date, any remaining interest in the Contract will be paid at least as rapidly as under the method of distribution in effect at the time of death, or, if the benefit is payable over a period not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary, such distribution must commence within one year of the date of death. Notwithstanding the foregoing, in the event of the Participant's death where the sole Beneficiary is the spouse of the Participant and the Annuitant or Contingent Annuitant is living, such spouse may elect, in lieu of receiving the Death Benefit, to be treated as the Participant.



    If the Certificate is owned by a corporation or other non-individual, the Death Benefit payable upon the death of the Annuitant prior to the Annuity Commencement Date will be payable only as one sum or under the same Annuity Options and in the same manner as if an individual Certificate owner died on the date of the Annuitant's death.


    6. PAYMENT UPON FULL SURRENDER

    We may defer payment of a full surrender for a period not exceeding 6 months from date of our receipt of your notice of surrender or the period permitted by state insurance law, if less. Only under highly unusual circumstances will we defer a surrender payment more than thirty days, and if we defer payment for more than 30 days, we will pay interest of at least 4% per annum on the amount deferred. While all circumstances under which we could defer payment upon surrender may not be foreseeable at this time, such circumstances could include, for example, a time of an unusually high surrender rate among Participants, accompanied by a radical shift in interest rates. If we intend to withhold payment for more than thirty days, we will notify you in writing. We will not, however, defer payment for more than thirty days for any surrender which is to be effective at the end of any Guarantee Period.

C. ANNUITY PERIOD

    1. ELECTING THE ANNUITY COMMENCEMENT DATE AND FORM OF ANNUITY

    Upon application for a Certificate, you select an Annuity Commencement Date. Within 30 days prior to your Annuity Commencement Date you may elect to have all or a portion of your Net Surrender Value paid in a lump sum on your Annuity Commencement Date. Alternatively, or with respect to any portion of your Net Surrender Value not paid in a lump sum, you may elect, at least 30 days prior to the Annuity Commencement Date, to have your Account Value with a Market Value Adjustment, if applicable, (less applicable premium taxes, if any) applied on the Annuity Commencement Date under any of the Annuity Options described below. In the absence of such election, Account Value with a Market Value Adjustment, if applicable, will be applied on the Annuity Commencement Date under the Second Option to provide a life annuity with 120 monthly payments certain.

    2. CHANGE OF ANNUITY COMMENCEMENT DATE OR ANNUITY OPTION

    You may change the Annuity Commencement Date and/or the Annuity Option from time to time, but any such change must be made in writing and received by us at least 30 days prior to the scheduled Annuity Commencement Date. Also, the proposed Annuity Commencement Date may not be beyond the later of the Annuitant's 90th birthday or the end of the Initial Guarantee Period provided such Initial Guarantee Period is 10 years or less.

    3. ANNUITY OPTIONS

    Any one of the following Annuity Options may be elected:

FIRST OPTION--LIFE ANNUITY

    An annuity payable monthly during the lifetime of the Annuitant, and terminating with the last monthly payment due preceding the death of the Annuitant. It would be possible under this Option for an Annuitant to receive only one Annuity payment if he died prior to the due date of the second Annuity payment, two payments if he died before the due date of the third Annuity payment and so on.

SECOND OPTION--LIFE ANNUITY WITH 120, 180, OR 240 MONTHLY PAYMENTS CERTAIN

    An annuity providing monthly income to the Annuitant for a fixed period of 120 months, 180 months, or 240 months (as selected), and for as long thereafter as the Annuitant shall live.

THIRD OPTION--CASH REFUND LIFE ANNUITY

    An annuity payable monthly during the lifetime of the Annuitant provided that, at the death of the Annuitant, the Beneficiary will receive an additional payment equal to the excess, if any, of (a) over (b) where (a) is the Account Value applied on the Annuity Commencement Date under this Option and (b) is the dollar amount of annuity payments already paid.

FOURTH OPTION--JOINT AND LAST SURVIVOR LIFE ANNUITY

    An annuity payable monthly during the joint lifetime of the Annuitant and a designated second person, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor. It would be possible under this Option for the Annuitant, and designated second person in the event of the common or simultaneous death of the parties, to receive only one payment in the event of death prior to the due date for the second payment and so on.

FIFTH OPTION--PAYMENTS FOR A DESIGNATED PERIOD

    An amount payable monthly for the number of years selected which may be from 5 to 30 years.

    The Tables in the Certificate provide for guaranteed dollar amounts of monthly payments for each $1,000 applied under the five Annuity Options. Under the First, Second, or Third Options, the amount of each payment will depend upon the age of the Annuitant at the time the first payment is due. Under the Fourth Option, the amount of each payment will depend upon the age of both payees at the time the first payment is due.

    The Tables for the First, Second, Third and Fourth Options are based on the 1983a Individual Annuity Mortality Table with ages set back one year and a net investment rate of 4% per annum. The table for the Fifth Option is based on a net investment rate of 4% per annum. We may, from time to time, at our discretion if mortality and interest rates justify, apply other tables which will result in higher monthly payments for each $1,000 applied under one or more of the five Annuity Options.

    4. ANNUITY PAYMENT

    The first payment under any Annuity Option will be made on the Annuity Commencement Date. Subsequent payments will be made on the same day of each month in accordance with the manner of payment selected.

    The option elected must result in a payment of an amount at least equal to the minimum payment amount according to Company rules then in effect. If at any time payments are less than the minimum payment amount, the Company has the right to change the frequency to an interval resulting in a payment at least equal to the minimum. If any amount due is less than the minimum per year, the Company may make other arrangements that are equitable to the Annuitant.

    Once annuity payments have commenced, no surrender of the annuity benefit (including benefits under the Fifth Option) can be made for the purpose of receiving a lump sum settlement in lieu thereof.

    5. DEATH OF ANNUITANT AFTER ANNUITY COMMENCEMENT DATE

    In the event of the death of the Annuitant after the Annuity Commencement Date, the present values on the date of death of the current dollar amount of any remaining guaranteed payments will be paid in one sum to the Beneficiary designated by you unless other provisions shall have been made and approved by us. Calculations of such present value will be based on the interest rate that is used by us to determine the amount of each certain payment.

                              INVESTMENTS BY HLIC

    Assets  of  HLIC  must  be  invested  in  accordance  with  the requirements established by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments. (See page for percentage breakdown of investments of HLIC.)

    Proceeds from the Certificate will be deposited in HLIC's General Account. All assets of HLIC would be available to meet the guarantees under the Annuity.

    Nonetheless, in establishing Guarantee Rates and Current Rates, HLIC intends to take into account the yields available on the instruments in which it intends to invest the proceeds from the Certificates. (See, "Establishment of Guarantee Rates and Current Rate", page .) HLIC's investment strategy with respect to the proceeds attributable to the Certificates will generally be to invest in investment-grade debt instruments having durations tending to match the applicable Guarantee Periods.

    Investment-grade debt instruments in which HLIC intends to invest the proceeds from the Certificates include:

    Securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government.

    Debt securities which have an investment grade, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Baa), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service.

    Other debt instruments, including but not limited to, issues of or guaranteed by banks or bank holding companies and corporations, which obligations, although not rated by Moody's or Standard & Poor's are deemed by HLIC's management to have an investment quality comparable to securities which may be purchased as stated above.

    While the foregoing generally describes our investment strategy with respect to the proceeds attributable to the Certificates, we are not obligated to invest the proceeds attributable to the Certificate according to any particular strategy, except as may be required by Connecticut and other state insurance laws.

                           AMENDMENT OF CERTIFICATES

    We reserve the right to amend the Certificates to meet the requirements of applicable federal or state laws or regulations. We will notify you in writing of any such amendments.

                           ASSIGNMENT OF CERTIFICATES

    Your rights as evidenced by a Certificate may be assigned as permitted by applicable law. An assignment will not be binding upon us until we receive notice from you in writing. We assume no responsibility for the validity or effect of any assignment. You should consult your tax adviser regarding the tax consequences of an assignment.

                          DISTRIBUTION OF CERTIFICATES


    Hartford Equity Sales Company, Inc. ("HESCO") currently serves as Principal Underwriter for the securities issued with respect to the Separate Account. Hartford Securities Distribution Company, Inc. ("HSD") will replace HESCO as principal underwriter upon approval by the Commission, the National Association of Securities Dealers, Inc. ("NASD") and applicable state regulatory authorities.



    Both HESCO and HSD are wholly-owned subsidiaries of Hartford Life Insurance Company. The principal business address of HESCO and HSD is the same as Hartford Life Insurance Company.



    The securities will be sold by salespersons of HESCO, and subsequently, HSD, who represent HLIC as insurance and Variable Annuity agents and who are registered representatives or Broker-Dealers who have entered into distribution agreements with HESCO, and subsequently HSD.



    HESCO is registered with the Commission under the Securities and Exchange Act of 1934 as a Broker-Dealer and is a member of the NASD. HSD will be registered with the Commission under the Securities Exchange Act of 1934 as a Broker-Dealer and will become a member of the NASD.



    HLIC will pay a maximum commission of 0.5% for the sale of a Certificate.

                               TAX CONSIDERATIONS


A._GENERAL


    SINCE THE TAX LAW IS COMPLEX AND SINCE TAX CONSEQUENCES WILL VARY ACCORDING TO THE ACTUAL STATUS OF THE PARTICIPANT INVOLVED, LEGAL AND TAX ADVICE MAY BE NEEDED BY A PERSON, EMPLOYER OR OTHER ENTITY CONTEMPLATING THE PURCHASE OF A CERTIFICATE DESCRIBED IN THIS PROSPECTUS.


    It should be understood that any detailed description of the Federal income tax consequences regarding the purchase of the Certificates cannot be made in this Prospectus and that special tax rules may be applicable with respect to certain purchase situations not discussed herein. In addition, no attempt is made here to consider any applicable state or other tax laws. For detailed information, a qualified tax adviser should always be consulted. This discussion is based upon HLIC's understanding of Federal income tax laws as they are currently interpreted. Congress may consider proposals to eliminate, reduce, or modify favorable tax treatment for annuities. It is not clear whether any proposal will be enacted or what effective date will apply.



B. TAXATION OF HLIC


    HLIC is taxed as a life insurance company under Part I of Subchapter L of Chapter 1 of the Internal Revenue Code ("Code"). The assets underlying the Certificates will be owned by HLIC. The income earned on such assets will be HLIC's income.

    No taxes are due on interest, dividends and short-term or long-term capital gains earned by the Separate Account with respect to Qualified or Non-Qualified Contracts.


C._TAXATION OF ANNUITIES--GENERAL PROVISIONS AFFECTING PURCHASERS OTHER THAN QUALIFIED PLANS


    Section 72 of the Internal Revenue Code governs the taxation of annuities in general.



    1._NON-NATURAL PERSONS, CORPORATIONS, ETC.



    Section 72 contains provisions for Contract Owners which are non-natural persons. Non-natural persons include corporations, trusts, and partnerships. The annual net increase in the value of the Contract is currently includable in the gross income of a non-natural person unless the non-natural person holds the Contract as an agent for a natural person. There is an exception from current inclusion for certain annuities held by structured settlement companies, certain annuities held by an employer with respect to a terminated Qualified Plan and certain immediate annuities. A non-natural person which is a tax-exempt entity for Federal tax purposes will not be subject to income tax as a result of this provision.



    If the Contract Owner is not an individual, the primary Annuitant shall be treated as the Contract Owner for purposes of making distributions which are required to be made upon the death of the Contract Owner. If there is a change in the primary Annuitant, such change shall be treated as the death of the Contract Owner.



    2._OTHER CONTRACT OWNERS (NATURAL PERSONS).



    A Contract Owner is not taxed on increases in the value of the Contract until an amount is received or deemed received, e.g., in the form of a lump sum payment (full or partial value of a Contract) or as Annuity payments under the settlement option elected.



    The  provisions  of  Section 72  of  the Code  concerning  distributions are summarized briefly below. Also summarized are special rules affecting distributions from Contracts obtained in a tax-free exchange for other annuity contracts or life insurance contracts which were purchased prior to August 14, 1982.



    A._DISTRIBUTIONS PRIOR TO THE ANNUITY COMMENCEMENT DATE.



    i.
     Total premium payments less prior withdrawals which were not includable in gross income equal the "investment in the contract" under Section 72 of the Code.

    ii.
     When the value of the Contract (ignoring any surrender charges) exceeds the "investment in the contract," any amount surrendered which is less than or equal to the difference between such value of the Contract and the "investment in the contract" will be included in gross income.



    iii.
     When such value of the Contract is less than or equal to the "investment in the contract," any amount surrendered which is less than or equal to the "investment in the contract" shall be treated as a return of "investment in the contract" and will not be included in gross income.



    iv.
     The receipt of any amount as a loan under the Contract or the assignment or pledge of any portion of the value of the Contract shall be treated as an amount surrendered which will be covered by the provisions in subparagraph
     ii. or iii. above.



    v.
     In general, the transfer of the Contract, without full and adequate consideration, will be treated as an amount surrendered which will be covered by the provisions in subparagraph ii. or iii. above. This transfer rule does not apply, however, to certain transfers of property between spouses or incident to divorce.



    B._DISTRIBUTIONS AFTER ANNUITY COMMENCEMENT DATE.



    Annuity payments made after the Annuity Commencement Date are includable in gross income to the extent the payments exceed the amount determined by the application of the ratio of the "investment in the contract" to the total amount of the payments to be made after the Annuity Commencement Date (the "exclusion ratio").



    i.
     When the total of amounts excluded from income by application of the exclusion ratio is equal to the investment in the contract as of the Annuity Commencement Date, any additional payments (including surrenders) will be entirely includable in gross income.



    ii.
     If the annuity payments cease by reason of the death of the Annuitant and, as of the date of death, the amount of annuity payments excluded from gross income by the exclusion ratio does not exceed the investment in the contract as of the Annuity Commencement Date, then the remaining portion of unrecovered investment shall be allowed as a deduction for the last taxable year of the Annuitant.



    iii.
     Certain   distributions,  such   as  surrenders  made   after  the  Annuity
     Commencement Date, are not treated as annuity payments, and shall be included in gross income.



    C._AGGREGATION OF TWO OR MORE ANNUITY CONTRACTS.



    Contracts issued after October 21, 1988 by the same insurer (or affiliated insurer) to the same Contract Owner within the same calendar year (other than certain contracts held in connection with a tax-qualified retirement arrangement) will be treated as one annuity Contract for the purpose of determining the taxation of distributions prior to the Annuity Commencement Date. An annuity contract received in a tax-free exchange for another annuity contract or life insurance contract may be treated as a new Contract for this purpose. HLIC believes that for any annuity subject to such aggregation, the values under the Contracts and the investment in the contracts will be added together to determine the taxation of amounts received or deemed received prior to the Annuity Commencement Date. Withdrawals will first be treated as withdrawals of income until all of the income from all such Contracts is withdrawn. As of the date of this Prospectus, there are no regulations interpreting this provision.



    D._PENALTY--APPLICABLE TO CERTAIN WITHDRAWALS AND ANNUITY PAYMENTS.



    i.
     If any amount is received or deemed received on the Contract (before or after the Annuity Commencement Date), the Code applies a penalty tax equal to ten percent of the portion of the amount includable in gross income, unless an exception applies.



    ii.
     The penalty will not apply to the following distributions (exceptions vary based upon the precise plan involved):


      1._ Distributions made on or after the date the recipient has attained the age of 59 1/2.


      2._ Distributions made on or after the death of the holder or where the holder is not an individual, the death of the primary annuitant.


      3._ Distributions attributable to a recipient's becoming disabled.

      4._ A distribution that is part of a scheduled series of substantially equal periodic payments for the life (or life expectancy) of the recipient (or the joint lives or life expectancies of the recipient and the recipient's Beneficiary).


      5._ Distributions of amounts which are allocable to "investments in the contract" made prior to August 14, 1982.



    E._ SPECIAL  PROVISIONS  AFFECTING  CONTRACTS  OBTAINED  THROUGH  A TAX-FREE
        EXCHANGE OF OTHER ANNUITY OR LIFE INSURANCE CONTRACTS PURCHASED PRIOR TO AUGUST 14, 1982.



    If the Contract was obtained by a tax-free exchange of a life insurance or annuity Contract purchased prior to August 14, 1982, then any amount surrendered prior to the Annuity Commencement Date which does not exceed the portion of the "investment in the contract" (generally premiums paid into the prior Contract, less amounts deemed received) prior to August 14, 1982, shall not be included in gross income. In all other respects, the general provisions apply to distributions from such Contracts.



    F._ REQUIRED DISTRIBUTIONS IN THE EVENT OF CONTRACT OWNER'S DEATH.



    i.
     If any Contract Owner dies before the Annuity Commencement Date, the entire interest must be distributed within five years of the date of death; however, a portion or all of such interest may be payable to a designated Beneficiary over the life of such Beneficiary or for a period not extending beyond the life expectancy of such Beneficiary with payments starting within one year of the date of death.



    ii.
     If any Contract Owner or Annuitant dies on or after the Annuity Commencement Date and before the entire interest in the Contract has been distributed, any remaining portion of such interest must be distributed at least as rapidly as under the method of distribution in effect at the time of death.



    iii.
     If a spouse is designated as a Beneficiary at the time of the Contract Owner's death and there is a surviving Annuitant or Contingent Annuitant, then such spouse will be treated as the Contract Owner under subparagraph
     i. and ii. above.



    iv.
     If the Contract Owner is not an individual, the primary Annuitant shall be treated as the Contract Owner under subparagraphs i. and ii. above. If there is a change in the primary Annuitant, such change shall be treated as the death of the Contract Owner.


    IV. INFORMATION REGARDING TAX QUALIFIED PURCHASERS OF DEFERRED COMPENSATION PLANS FOR TAX-EXEMPT ORGANIZATIONS AND STATE AND LOCAL GOVERNMENTS AND INDIVIDUAL RETIREMENT ANNUITIES.

    THE TAX REFORM ACT OF 1986 HAS MADE SUBSTANTIAL CHANGES TO QUALIFIED PLANS. SOME OF THESE CHANGES BECAME EFFECTIVE IN 1987 WHILE OTHERS BECAME EFFECTIVE IN 1988. YOU SHOULD CONSULT YOUR TAX ADVISER TO FULLY ADDRESS ALL CHANGES AND THEIR EFFECT ON DEFERRED COMPENSATION PLANS.

    A. CONTRIBUTIONS TO DEFERRED COMPENSATION PLANS UNDER CODE SECTION 457.

    Employees may contribute on a before tax basis to the Deferred Compensation Plan of their employer in accordance with the employer's Plan and Section 457 of the Code. Section 457 places limitations on contributions to Deferred Compensation Plans maintained by a State ("State" means a State, a political sub-division of a State, and an agency or instrumentality of a State or political sub-division of a State) or other tax-exempt organization. Generally, the limitation is 33 1/3% of includable compensation (25% of gross compensation) or $7,500, whichever is less. The plan may also provide for additional contributions during the three taxable years ending before normal retirement age of a Participant for a total of up to $15,000 per year for such three years.

    An employee electing to participate in a plan should understand that his rights and benefits are governed strictly by the terms of the plan, that he is in fact a general creditor of the employer under the terms of the plan, that the employer is legal owner of any contract issued with respect to the plan and that the employer as owner of the contract(s) retains all voting and redemption rights which may accrue to the contract(s) issued with respect to the plan. The participating employee should look to the terms of his plan for any charges in regard to participating therein other than those disclosed in this Prospectus.

    B. CONTRIBUTIONS TO INDIVIDUAL RETIREMENT ANNUITIES ("IRA'S")

    Individuals may contribute and deduct the lesser of $2,000 or 100 percent of their compensation to an IRA. In the case of a spousal IRA, the maximum deduction is the lesser of $2,250 or 100 percent of compensation. The deduction for contributions is phased out between $40,000 and $50,000 of adjusted gross income (AGI) for a married individual (and between $25,000 and $35,000 for single individuals) if either the individual or his or her spouse is an active participant in any Section 401(a), 403(a), 403(b) or 408(k) plan regardless of whether the individual's interest is vested.

    To the extent deductible contributions are not allowed, individuals may make designated non-deductible contributions to an IRA, subject to the above limits.

    Under this Contract, only rollover IRA contributions of $5,000 or more are accepted.

    C. DISTRIBUTIONS FROM DEFERRED COMPENSATION PLANS UNDER CODE SECTION 457.

    Generally, in order to avoid a penalty tax, annuity payments, periodic payments or annual distributions must commence by April 1 of the calendar year following the year in which the Participant attains age 70 1/2. The entire interest of the Participant must be distributed beginning no later than this required beginning date over a period which may not extend beyond a maximum of the life expectancy of the Participant and a designated Beneficiary. Each annual distribution must equal or exceed a "minimum distribution amount" which is determined by dividing the account balance by the applicable life expectancy. This account balance is generally based upon the account value as of the close of business on the last day of the previous calendar year. In addition, minimum distribution incidental benefit rules may require a larger annual distribution based upon dividing the account balance by a factor promulgated by the Internal Revenue Service which ranges from 26.2 (at age 70) to 1.8 (at age 115). Special rules apply to require that distributions be made to beneficiaries after the death of the Participant. A penalty tax of up to 50% of the amount which should be distributed may be imposed by the Internal Revenue Service for failure to make a distribution.

    Upon receipt of any monies pursuant to the terms of a Deferred Compensation Plan for a tax-exempt organization, state or local government under Section 457 of the Code, such monies are taxable to such employee as ordinary income in the year in which received.

    D. IRA DISTRIBUTIONS.

    Annuity payments made under the contracts are taxable under Section 72 of the Code as ordinary income, in the year of receipt, to the extent that they exceed the "excludable amount." The investment in the Contract is the aggregate amount of the contributions made by or on behalf of an employee which were included as part of his taxable income and not deducted. Thus, annual premiums deducted for an IRA are not included in the investment in the Contract. The employee's investment in the contract is divided by the expected number of payments to be made under the Contract. The amount so computed constitutes the "excludable amount," which is the amount of each annuity payment considered a return of investment in each year and, therefore, not taxable. Once the employee's investment in the contract is recouped, the full amount of each payment will be fully taxable. If the employee dies prior to recouping his or her investment in the contract, a deduction is allowed for the last taxable year. The rules for determining the excludable amount are contained in Section 72 of the Code.

    Generally, distributions or withdrawals prior to age 59 1/2 may be subject to an additional income tax of 10% of the amount includable in income. This additional tax does not apply to distributions made after the employee's death, on account of disability and distributions in the form of a life annuity and, except in the case of an IRA, certain distributions after separation from service at or after age 55, and certain distributions for eligible medical expenses. A life annuity is defined as a scheduled series of substantially equal periodic payments for the life or life expectancy of the Participant (or the joint lives or life expectancies of the Participant and Beneficiary).

    Generally, in order to avoid a penalty tax, annuity payments, periodic payments or annual distributions must commence by April 1 of the calendar year following the year in which the Participant attains age 70 1/2. The entire interest of the Participant must be distributed beginning no later than this required beginning date over a period which may not extend beyond a maximum of the lives or life expectancies of the Participant and a designated beneficiary. Each annual distribution must equal or exceed a "minimum distribution amount" which is determined by dividing the account balance by the applicable life expectancy. In addition, minimum distribution incidental benefit rules may require a larger annual distribution based upon dividing the entire account balance as of the close of business on the last day of the previous calendar year by a factor promulgated by the Internal Revenue Service which ranges from 26.2 (at age 70) to 1.8 (at age 115). Special rules apply to require that distributions be made to beneficiaries after the death of the Participant. A penalty tax of up to 50% of the amount which should be distributed may be imposed by the Internal Revenue Service for failure to make such distribution.

    V. FEDERAL INCOME TAX WITHHOLDING

    The portion of a distribution which is taxable income to the recipient will be subject to Federal income tax withholding, pursuant to Section 3405 of the Internal Revenue Code. The application of this provision is summarized below:

    A. DEFERRED COMPENSATION PLANS UNDER SECTION 457

    Any distribution from plans described in Section 457 of the Internal Revenue Code is subject to the regular wage withholding rules.

    B. IRA DISTRIBUTIONS

        1. NON-PERIODIC DISTRIBUTIONS.

       The portion of a non-periodic distribution which constitutes taxable income will be subject to Federal income tax withholding unless the recipient elects not to have taxes withheld. If an election not to have taxes withheld is not provided, 10% of the taxable distribution will be withheld as Federal income tax. Election forms will be provided at the time distributions are requested.

        2. PERIODIC DISTRIBUTIONS (DISTRIBUTIONS PAYABLE OVER A PERIOD GREATER THAN ONE YEAR).

       The portion of a periodic distribution which constitutes taxable income will be subject to Federal income tax withholding as if the recipient were married claiming three exemptions. A recipient may elect not to have income taxes withheld or have income taxes withheld at a different rate by providing a completed election form. Election forms will be provided at the time distributions are requested.

                                  THE COMPANY


A._BUSINESS



    Hartford Life Insurance Company (the Company or HLIC) covers the insurance and retirement needs of millions of Americans. HLIC has been among the fastest-growing major life insurance companies in the United States for the past several years as measured by assets. HLIC's total assets of $47.8 billion at December 31, 1994, include 28.1% of fixed maturities and 47.6% of separate accounts with the remainder representing stocks, cash, mortgage loans, policy loans, reinsurance recoverables and other assets. HLIC is engaged in a business that is highly competitive because of the large number of stock and mutual life insurance companies and other entities marketing insurance products. There are approximately 2,000 stock, mutual and other types of insurers in the life insurance business in the United States. In the July 1994 edition of BEST'S REVIEW, Life-Health Insurance magazine, HLIC ranked 14th among all life insurance companies in the United States based upon total assets. AM Best assigned HLIC its highest ranking classification, A++, as of December 31, 1993.



    The Company was organized in 1902 and is incorporated under the laws of the State of Connecticut. It is ultimately a wholly-owned subsidiary of Hartford Fire Insurance (Hartford Fire) Company which is a subsidiary of ITT Hartford Group, Inc., a wholly-owned subsidiary of ITT Corporation. HLIC is the parent of ITT Hartford Life and Annuity Insurance Company (ILA), formerly ITT Life Insurance Corporation, and ITT Hartford International Life Reassurance Corporation (HLR), formerly American Skandia Life Reinsurance Corporation, which was purchased in 1993.



    The reportable segments and product groups of HLIC and its subsidiaries are:



INDIVIDUAL LIFE AND ANNUITIES



    - Individual Life



    - Filed and variable retirement annuities



ASSET MANAGEMENT SERVICES



    - Group Pension Plans products and services



    - Deferred Compensation Plans products and services



    - Structured Settlements and lottery annuities



SPECIALTY



    - Corporate Owned Life Insurance (COLI) and HLR



    Additionally, the Company has an Employee Benefits segment (EBD) which markets group life, group short and long term managed disability, stop loss and supplementary medical coverage to employers and employer-sponsored plans. It also offers voluntary AD&D, travel and special risk coverage primarily to associations. EBD also offers disability underwriting administration and claims processing services to other insurers and self-insured employer plans. These products are sold through brokers, licensed agents and Third Party Administrators through an internal sales force. The markets for group life and disability are highly competitive based on price and quality of services. All of this business is reinsured to HLIC's parent, Hartford Life and Accident Insurance Company (HLA).



INDIVIDUAL LIFE AND ANNUITIES (ILAD)



    HLIC is a leader in the annuity marketplace, selling both variable and fixed products through a wide distribution of broker-dealers, financial and other institutions. HLIC ranks number one in the individual variable annuities market with a 9.6% share per VARDS (Variable Annuity Research and Data Service) at the end of 1994, excluding Teachers Insurance Annuity Association and College Retirement Equities Fund (TIAA and CREF). The individual annuity market is highly competitive with insurance companies and other financial institutions selling these products. Selection depends on fund performance, an array of fund and product options, product design, credited rates and a company's financial strength ratings.

    Company earns fees for managing these assets and maintaining policyholders' accounts. The HLIC policyholder has a variety of fund and product choices, some of which are managed internally; however, most of the HLIC's investment funds are managed by Wellington Management Company, Putnam or Dean Witter.



    Sales reached $7.0 billion in 1994 bringing assets under management to $20.1 billion as of December 31, 1994. Of the total assets under management, $13.1 billion relate to variable annuities with $11.6 billion of these assets held in separate accounts where the policyholder selects the investment vehicle and bears the risk of asset performance, and $1.5 billion represents the fixed option assets that are held in the general accounts. The remaining $7.0 billion of the individual annuity assets under management are in guaranteed separate accounts. The guaranteed separate account's products offer fixed rate guarantees if held to maturity, but are market value adjusted, the majority of which have no minimum guarantees should policyholders withdraw early. The guaranteed rates, when held to maturity, range from 3% to 12% with durations from one to ten years. These guarantees are supported by the general account of HLIC. Deposits to these fixed and variable annuity accumulation accounts are subject to withdrawal restrictions and to surrender charges which dissipate on a sliding scale, usually within seven years. Fixed and variable annuity policyholder reserves are held at account value. The minimum death benefit associated with some 1994 annuity sales was reinsured to a third party. Guaranteed contractholders' account balances are held at book value with amounts held for deferred expenses.



    Individual Life products include: universal life, traditional and interest sensitive whole life, term, modified guaranteed life, and variable life. These products are primarily sold through life professionals, broker-dealers, and property-casualty agents, assisted by HLIC's own sales offices or other marketing groups. The Company competes primarily in the up-scale estate and business planning markets. Significant competition comes from large, financially strong insurers based on price, credit quality, and quality of distribution systems. Some of these products permit borrowing against the accumulated cash surrender value of the policy. As of December 31, 1994, the outstanding policy loan balance on individual life policies was $227 million. Interest rates on policy loans ranged from 6% to 8%. Investment income earned on outstanding policy loans was $12.4 million for the year ended December 31, 1994. Universal life and interest sensitive whole life reserves are set equal to premiums collected, plus interest credited, less charges. Other fixed death benefit reserves are based on assumed investment yield, persistency, mortality and morbidity per commonly used actuarial tables, expenses, and margins for adverse deviation. HLIC reinsures all individual life business written by HLA. The maximum retention on any one individual life is $1 million.



ASSET MANAGEMENT SERVICES (AMS)



    This segment offers retirement products and services to employer groups marketed to plan administrators through a direct sales force, assisted by home office personnel. This includes managing assets and acting as plan administrator for plans qualified under sections 401, 403 and 457 of the Internal Revenue Code. The segment markets some products for which the investments and reserves are held in separate accounts. The separate account assets as of December 31, 1994 totaled $2.8 billion. The separate account options were expanded to include funds managed by Fidelity. Other options include 20th Century funds and HLIC's own funds which are managed by Wellington Management Group or are internally managed. Investment performance relative to non-guaranteed separate account products is borne by the participants. For Group Pension products and services, competition is significant from a number of financial institutions, including other insurance companies, based on rate and credit quality. HLIC has positioned itself to enhance its competitive position in the 401k full service and group tax deferred annuity markets. This Section 457 plan market place is a closed market for which growth is primarily through takeover business from competing companies and through increased contributions from existing participants.



    The most significant product type in this segment is the guaranteed rate contract (GRC) which represents $7.0 billion out of $13.7 billion of invested assets under management (including separate accounts) for the entire segment. GRC's offer fixed or indexed rates that are guaranteed for a specified period. The remaining $6.7 billion represent assets managed for the various IRS qualified plans and other pension plan products. Credited rates for these products vary with interest rate conditions. The related policyholder liabilities are held at account value with amounts held for deferred expenses.



SPECIALTY



    Individual and group corporate owned life insurance (COLI) products are sold through a marketing company in which Hartford Life & Accident owns a 60% interest. Marketing for COLI is also done through HLR, a wholly owned subsidiary of HLIC. As of December 31, 1994, the policy loans outstanding were $2 billion. Investment income from these loans totaled $299 million during 1994. A significant portion of the COLI business is reinsured with third party companies. Policy reserves are at gross cash surrender value; however, the Company has the right of offset against outstanding policy loans. Therefore, the net amount of risk relative to these policies is minimal. HLIC earns fees for management and cost of insurance. Policyholders may receive dividends based on experience. The Company began offering a new COLI product in 1994 for which the investments and liabilities are held in a separate account. No policy loans are permitted under this product and the policy owner bears the investment risks.


B. SELECTED FINANCIAL DATA

    The following selected financial data for HLIC, its subsidiaries and affiliated companies should be read in conjunction with the consolidated financial statements and notes thereto included in this Prospectus beginning on
page   .

                        HARTFORD LIFE INSURANCE COMPANY
                              STATEMENTS OF INCOME

                                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                                       -----------------------------------------------------
                                                                         1994       1993       1992       1991       1990
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                                           (IN MILLIONS)
Revenues:
Premiums and other considerations....................................  $   1,100  $     747  $     259       $158       $106
Net Realized Gains...................................................          7         16          5         11          8
Net Investment income................................................      1,292      1,051        907        753        604
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                           2,399      1,814      1,171        922        718
                                                                       ---------  ---------  ---------  ---------  ---------
Benefits, Claims and Expenses:
Benefits, claims and claim adjustment expenses.......................      1,405      1,046        797        689        558
Amortization of deferred policy acquisition costs....................        145        113         55         40         29
Dividend to Policyholders............................................        419        227         47          1          1
Other insurance expenses.............................................        227        210        138         96         64
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                           2,196      1,596      1,037        826        652
                                                                       ---------  ---------  ---------  ---------  ---------
Income Before Income Tax.............................................        203        218        134         96         66
Income tax...........................................................         65         75         45         32         21
                                                                       ---------  ---------  ---------  ---------  ---------
Income Before Cumulative Effect of Changes in Accounting
 Principles..........................................................        138        143         89         64         45
Cumulative effect of changes in accounting principals net of tax
 benefits of $7......................................................          0          0        (13)         0          0
                                                                       ---------  ---------  ---------  ---------  ---------
Net Income...........................................................  $     138  $     143  $      76  $      64  $      45
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                       ---------  ---------  ---------  ---------  ---------


                                                                         1989
                                                                       ---------

Revenues:
Premiums and other considerations....................................       $ 60
Net Realized Gains...................................................          0
Net Investment income................................................        462
                                                                       ---------
                                                                             522
                                                                       ---------
Benefits, Claims and Expenses:
Benefits, claims and claim adjustment expenses.......................        426
Amortization of deferred policy acquisition costs....................         15
Dividend to Policyholders............................................          1
Other insurance expenses.............................................         55
                                                                       ---------
                                                                             497
                                                                       ---------
Income Before Income Tax.............................................         25
Income tax...........................................................         10
                                                                       ---------
Income Before Cumulative Effect of Changes in Accounting
 Principles..........................................................         15
Cumulative effect of changes in accounting principals net of tax
 benefits of $7......................................................          0
                                                                       ---------
Net Income...........................................................  $      15
                                                                       ---------
                                                                       ---------

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
   (DOLLAR AMOUNTS IN MILLIONS)

    1. RESULTS OF OPERATIONS


    1994 COMPARED TO 1993



            MANAGEMENT'S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS
                          (DOLLAR AMOUNTS IN MILLIONS)


                                                                      ILAD                  AMS                SPECIALTY
                                                              --------------------  --------------------  --------------------
                                                                1994       1993       1994       1993       1994       1993
                                                              ---------  ---------  ---------  ---------  ---------  ---------
Revenues....................................................  $     691  $     595  $     789  $     794  $     919  $     425
Benefits, claims expenses and taxes.........................        595        511        765        748        901        412
                                                              ---------  ---------  ---------  ---------  ---------  ---------
Net income..................................................  $      96  $      84  $      24  $      46  $      18  $      13
                                                              ---------  ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------  ---------

                                                                     TOTAL
                                                              --------------------
                                                                1994       1993
                                                              ---------  ---------
Revenues....................................................  $   2,399  $   1,814
Benefits, claims expenses and taxes.........................      2,261      1,671
                                                              ---------  ---------
Net income..................................................  $     138  $     143
                                                              ---------  ---------
                                                              ---------  ---------



INDIVIDUAL LIFE & ANNUITY (ILAD)



    ILAD is the largest of HLIC's segments in terms of assets under management and net income. The annuity line continues to be a leader in the industry (see business section). In 1994, the segment assumed life and annuity policies from Pacific Standard Life Insurance Company, adding $219 million of annual life premiums and $181 million of annuity assets. In 1993, ILAD assumed $3.2 billion in fixed and variable annuity assets and $.9 billion of modified guaranteed life insurance from Fidelity Bankers Life Insurance Company. The significant growth from these assumptions along with new deposits from fixed and variable annuity sales of $7.0 billion in 1994 and $4.2 billion in 1993 increased assets under management, but are not reported as revenues. The management and maintenance fees and cost of insurance associated with this growing policyholder base were the source of ILAD's increased revenues and net income. The growth in this segment has caused the ratio of benefits, claims and expenses to average assets under management has declined from 3.6% in 1993 to 2.6% in 1994.



ASSET MANAGEMENT SERVICES (AMS)



    Sales in the AMS segment have been strong relative to its competitors. Market share has grown in its key products. Consistent with industry experience, 1994 investment income declined due to interest rate drops which occurred through the latter part of 1993. This particularly impacted the GRC line which experienced prepayments in excess of expectations. Though most of the underlying mortgage-backed securities for GRC were PAC CMO's (planned amortization class collateralized mortgage obligations) which fall into the lower end of the investment risk spectrum for this investment class, offering some prepayment protection and less market volatility, the portfolio was not completely insulated, which contributed to the drop in net income in 1994.



    Although income for this line will continue to be impacted from these prepayments, hedging strategies are in place that limit volatility against future interest rate movements.



SPECIALTY



    Specialty is growing in size from revenue and net income perspectives relative to the total Company and in comparison to the prior year. The segment assumed a large block of COLI business in 1994. Life insurance in force has grown from this assumption and from new sales to $39.5 billion in 1994 from $16.7 billion in 1993. HLIC's Specialty segment is one of the industry's leading underwriters and reinsurers of COLI products.


    1993 COMPARED TO 1992

    Income before cumulative effect of changes in accounting principles of $143 in 1993 increased $54 over 1992 primarily due to earnings on an increased asset base from fixed and variable annuities sold. These products are sold in the individual life and annuity and group pension (principally guaranteed investment contracts) lines of business.

    Premiums and other revenue considerations of $747 increased $488 or 188.4% over 1992. This increase principally reflects an increased level of account charge revenues from the COLI line of business ($236), assumed from Mutual Benefit Life (MBL), as well as from continued expansion of the Company's individual life and annuity lines of business and the business assumed from HLA in 1992 ($245). Net investment income of $1,051 increased $144 or 15.9% over 1992 as a result of a larger investment base from increased group pension, variable annuity and universal life deposit premiums and COLI policy loans.

    Benefits, claims and claim adjustment expenses of $1,046 increased $249, or 31.2%, over 1992. This increase was primarily a result of increased interest credited to policyholders accounts in the group pension, COLI, individual annuity and universal life lines of business. Amortization of deferred policy acquisition costs of $113 increased $58 or 105.5% principally due to growth in the individual life and annuity and universal life lines of business. Dividends to policyholders reflects the assumption of the COLI business from Mutual Benefit (November 1992), which was written on a participating basis. Prior to the assumption, the Company had minimal participating individual business in force. Other insurance expenses of $210 increased $72 or 52.2% primarily as a result of continued expansion in the life and annuity lines, as well as the life business assumed from HLA in 1992.

    During 1993, the Company's asset base of $38,286 increased 44.0% over the prior year for the reasons discussed above.


    For segment information, see Note 6 of Notes to Consolidated Financial Statements.


    2. SEGMENT INFORMATION


    For segment information, see Note 8 of Notes to Consolidated Financial Statements.



    D._REINSURANCE



    For a discussion of the Reinsurance of HLIC's life insurance risk, see Section A. "Business of Hartford Life" page __.



    E._RESERVES



    In accordance with the insurance laws and regulations under which HLIC operates, it is obligated to carry on its books, as liabilities, actuarially determined reserves to meet its obligations on its outstanding life insurance contracts and reserves for its universal life and investment contracts. Reserves for life insurance contracts are based on mortality and morbidity tables in general use in the United States modified to reflect Company experience. These reserves are computed at amounts that, with additions from premiums to be received, and with interest on such reserves compounded annually at certain assumed rates, will be sufficient to meet HLIC's policy obligations at their maturities or in the event of an insured's death. Reserves for universal life insurance and investment products represent policy account balances before applicable surrender charges. In the accompanying financial statements these life insurance reserves are determined in accordance with generally accepted accounting principles, which may vary from statutory requirements.



    F._INVESTMENTS



    Consistent with the nature of the Company's policyholder obligations, invested assets are primarily intermediate to long-term taxable fixed maturity investments and collaterized mortgage obligations (CMO's). The majority of the investment income earned in the Company's investment portfolios is credited to policyholders (group pension contractholders and individual life and annuity policyholders). The investment objective is to maximize after-tax yields consistent with acceptable risk while maintaining appropriate liquidity and matching policyholder liabilities.



    Investments in fixed maturities include bonds which are carried at fair market value. Significant portfolio activity may occur to match contract obligations and not for the purpose of trading. The impact on net income and portfolio yields as a result of these sales has not been significant. The net unrealized after-tax loss on securities was $654 million at December 31, 1994.



    G._COMPETITION



    HLIC is engaged in a business that is highly competitive because of the large number of stock and mutual life insurance companies and other entities marketing insurance products. There are approximately 2,000 stock, mutual and other types of insurers in the life insurance business in the United States.

    In the July 1994 edition of BEST'S REVIEW, Life-Health Insurance magazine, HLIC ranked 14th among all life insurance companies in the United States based upon total assets. A.M. Best Insurance Reports assigned HLIC its highest classification, A++, as of December 31, 1993.



    H._EMPLOYEES



    As of December 31, 1994, HLIC and its parent HLA have 3,481 direct employees, 1,872 of whom are employed at its Home Office in Simsbury, Connecticut, and 1,609 of whom are employed at various branch offices throughout the United States and elsewhere. ILA employs 481 people in Minneapolis, Minnesota and HLR has 19 employees in Westport, Connecticut.



    I._PROPERTIES



    The Company occupies office space leased by Hartford Fire. Expenses associated with these offices are allocated on a direct and indirect basis to the Life subsidiaries of Hartford Fire.



    J._STATE REGULATION



    The insurance business of HLIC is subject to comprehensive and detailed regulation and supervision throughout the United States. The laws of the various jurisdictions establish supervisory agencies with broad administrative powers with respect to licensing to transact business, overseeing trade practices, licensing agents, approving policy forms, establishing reserve requirements, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, prescribing the form and content of required statutory financial statements and regulating the type and amounts of investments permitted. Each insurance company is required to file detailed annual reports with supervisory agencies in each of the jurisdictions in which it does business and its operations and accounts are subject to examination by such agencies at regular intervals. In the accompanying financial statements, insurance reserves are determined in accordance with generally accepted accounting principals, which may vary from statutory requirements.



    In addition, several states, including Connecticut, regulate affiliated groups of insurers, such as HLIC, under insurance holding company legislation. Under such laws, intercompany transfers of assets and dividend payments from insurance subsidiaries may be subject to prior notice or approval, depending on the size of such transfers and payments in relation to the financial positions of the companies.



    The National Association of Insurance Commissioners (NAIC) has recently developed new model solvency laws that relate an insurance company's capital requirements to the risks inherent in its overall operations. These new rules are known as Risk Based Capital (RBC). As of December 31, 1994, the Company exceeds the RBC standards.



    Although the federal government does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Current and proposed federal measures which may significantly affect the insurance business include removal of barriers preventing banks from engaging in the insurance business, limits to medical testing for insurability, tax law changes affecting the taxation of insurance companies, the tax treatment of insurance products and its impact on the relative desirability of various personal investment vehicles and proposed legislation to prohibit the use of gender in determining insurance and pension rates and benefits.



    In accordance with the insurance laws and regulations under which HLIC operates, it is obligated to carry on its books, as liabilities, actuarially determined reserves to meet its obligations on its outstanding life insurance contracts and reserves for its universal life and investment contracts. Reserves for life insurance contracts are based on mortality and morbidity tables in general use in the United States modified to reflect Company experience. These reserves are computed at amounts that, with additions from premiums to be received, and with interest on such reserves compounded annually at certain assumed rates, will be sufficient to meet HLIC's policy obligations at their maturities or in the event of an insured's death. Reserves for universal life insurance and investment products represent policy account balances before applicable surrender charges. In the accompanying financial statements these life insurance reserves are determined in accordance with generally accepted accounting principles, which may vary from statutory requirements.

                        EXECUTIVE OFFICERS AND DIRECTORS


                                                                                             OTHER BUSINESS PROFESSION,
                                                                                               VOCATION OR EMPLOYMENT
                                                POSITION WITH HLIC,                              FOR PAST 5 YEARS;
             NAME, AGE                            YEAR OF ELECTION                              OTHER DIRECTORSHIPS
- ------------------------------------  ----------------------------------------  ----------------------------------------------------
Louis J. Abdou, 52                    Vice President, 1987                      Vice President (1987-Present), Hartford Insurance
                                                                                Company.
David H. Annis, 43                    Vice President, 1994                      Vice President (1994-Present); Assistant Vice
                                                                                President (1986-1994).
Paul J. Boldischar, 53                Vice President, 1992                      Senior Vice President and Jr., Director Operations
                                                                                ITT Hartford Life and Annuity Insurance Company,
                                                                                1994; Senior Vice President and Director of National
                                                                                Service Center, ITT Life Insurance Corporation
                                                                                (1987-1992).
Wendell J. Bossen, 61                 Vice President, 1992**                    President (1992-Present), International Corporate
                                                                                Marketing Group, Inc.; Executive Vice President
                                                                                (1984-1992), Mutual Benefit.
Peter W. Cummins, 57                  Vice President, 1989                      Vice President, Individual Annuity Operations
                                                                                (1989-Present), Hartford Life Insurance Company.
Julianna B. Dalton, 39                Vice President, 1992                      Vice President, (1992-Present); Assistant Vice
                                                                                President, (1989-1992); Director of Research,
                                                                                (1987-1989) Hartford Life Insurance Company.
Ann M. deRaismes, 44                  Vice President, 1994                      Vice President, (1994) Assistant Vice President
                                                                                (1992-1994); Director of Human Resources
                                                                                (1991-Present); Assistant Director of Human
                                                                                Resources (1987-1991), Hartford Life Insurance
                                                                                Company.
Allen J. Duoma, M.D., 49              Medical Director, 1993                    Medical Director (1993-Present), Employee Benefits
                                                                                Division, Hartford Life Insurance Company; Medical
                                                                                Director (1990-1993), Travelers' Managed Disability
                                                                                Services; Medical Director (1988-1990), Center for
                                                                                Corporate Health.
Donald R. Frahm, 63                   Chairman and Chief Executive Officer,     Chairman and Chief Executive Officer of the Hartford
                                      1988                                      Insurance Group (1988-Present).
Bruce D. Gardner, 44                  General Counsel, 1991 and Corporate       General Counsel Corporate Secretary (1991-Present)
                                      Secretary                                 Corporate Secretary (1988-Present); Associate
                                                                                General Counsel (1988-1991); Counsel, (1986-1988)
                                                                                Hartford Life Insurance Company.
Joseph H. Gareau, 47                  Executive Vice President and Chief        Executive Vice President and Chief Investment
                                      Investment Officer, 1993                  Officer, (1993-Present), Hartford Life Insurance
                                                                                Co.; Senior Vice President and Chief Investment
                                                                                Officer (1992-1993), ITT Hartford's
                                                                                Property-Casualty Companies.
J. Richard Garrett, 49                Vice President, 1988 & Treasurer          Vice President and Treasurer (1988-Present),
                                                                                Hartford Insurance Group.

                                                                                             OTHER BUSINESS PROFESSION,
                                                                                               VOCATION OR EMPLOYMENT
                                                POSITION WITH HLIC,                              FOR PAST 5 YEARS;
             NAME, AGE                            YEAR OF ELECTION                              OTHER DIRECTORSHIPS
- ------------------------------------  ----------------------------------------  ----------------------------------------------------
John P. Ginnetti, 48                  Executive Vice President and Director     Executive Vice President, 1994 Senior Vice
                                      Asset Management                          President, (1988-1994); General Counsel Services,
                                                                                1994 and Corporate Secretary of Hartford Life
                                                                                Insurance Company (1982-1988).
Lois W. Grady, 50                     Vice President, 1993                      Vice President (1993-Present); Assistant Vice
                                                                                President (1988-1993), Hartford Life Insurance
                                                                                Company.
David A. Hall, 40                     Senior Vice President and Actuary, 1992   Senior Vice President and Actuary of Hartford Life
                                                                                Insurance Company (1992-Present).
Joseph Kanarek, 47                    Vice President, 1991                      Vice President (1991-Present); Director
                                                                                (1992-Present), Hartford Life Insurance Company.
Kevin L. Kirk, 43                     Vice President, 1992                      Vice President (1992-Present); Assistant Vice
                                                                                President; Assistant Director (1985-1992), Asset
                                                                                Management Services, Hartford Life Insurance Company
                                                                                (1985-1992).
Andrew W. Kohnke, 36                  Vice President, 1992                      Vice President (1992-Present); Assistant Vice
                                                                                President (1989-1992); Investment Officer
                                                                                (1987-1989), Hartford Life Insurance Company.
Steven M. Maher, 40                   Vice President and Actuary, 1993          Vice President and Actuary (1993-Present); Assistant
                                                                                Vice President (1987-1993), Hartford Life Insurance
                                                                                Company.
William B. Malchodi, Jr., 44          Vice President and Director of Taxes      Director of Taxes (1992-Present), Hartford Insurance
                                      1992                                      Company.
Thomas M. Marra, 36                   Senior Vice President and Actuary, 1994   Senior Vice President, 1994; Vice President
                                      Director, ILAD                            (1989-1994); Director 1994; Director of Individual
                                                                                Annuities (1991-Present); Assistant Vice President,
                                                                                1989; Actuary (1987-1989), Hartford Life Insurance
                                                                                Company.
David J. McDonald, 58                 Senior Vice President, 1986               Senior Vice President and Director, Asset Management
                                                                                Services (1986-Present); Vice President (1980-1986),
                                                                                Hartford Insurance Company.
Kevin A. North, 42                    Vice President, 1991                      Vice President, Hartford Insurance Group and
                                                                                Director of Real Estate (1991-Present); Vice
                                                                                President and Deputy Director of Real Estate
                                                                                (1989-1991); Assistant Vice President and Deputy
                                                                                Director of Real Estate (1987-1989).
Joseph J. Noto, 42                    Vice President, 1989                      Vice President (1989-Present), Hartford Life
                                                                                Insurance Company; Controller (1983-1989), Personal
                                                                                Lines Insurance Center; Vice President (1986-1989),
                                                                                Personal Lines Insurance Center; Controller (1987-
                                                                                1989), Personal Lines Market Segment, Hartford Fire.

                                                                                             OTHER BUSINESS PROFESSION,
                                                                                               VOCATION OR EMPLOYMENT
                                                POSITION WITH HLIC,                              FOR PAST 5 YEARS;
             NAME, AGE                            YEAR OF ELECTION                              OTHER DIRECTORSHIPS
- ------------------------------------  ----------------------------------------  ----------------------------------------------------
Leonard E. Odell, Jr., 49             Senior Vice President, 1994               Senior Vice President (1994-Present); Vice President
                                                                                (1982-1994); Actuary (1976-1982), Hartford Life
                                                                                Insurance Company.
Michael C. O'Halloran, 46             Vice President &                          Vice President & Senior Associate General Counsel
                                      Senior Associate                          and Director (1988-Present), Law Department,
                                      General Counsel, 1988                     Hartford Fire Insurance Company.
Craig D. Raymond, 33                  Vice President and                        Vice President and Chief Actuary, 1994; Vice
                                      Chief Actuary, 1994                       President and Actuary (1993-1994); Assistant Vice
                                                                                President and Actuary (1992-1993); Actuary
                                                                                (1989-1992), Hartford Life Insurance Company;
                                                                                Consultant, Tillinghast/Towers Ferrin (1988-1989).
Lowndes A. Smith, 55                  President and Chief                       President and Chief Operating Officer
                                      Operating Officer, 1989                   (1989-Present), Hartford Life Insurance Company;
                                                                                Senior Vice President and Group Controller; Vice
                                                                                President and Group Controller (1980-1987), Hartford
                                                                                Insurance Group.
Edward J. Sweeney, 38                 Vice President, 1993                      Vice President (1993-Present); Chicago Regional
                                                                                Manager (1985-1993), Hartford Life Insurance
                                                                                Company.
James E. Trimble, 38                  Vice President and                        Vice President (1990-Present); Assistant Vice
                                      Actuary, 1990                             President (1987-1990), Hartford Life Insurance
                                                                                Company.
Raymond P. Welnicki, 46               Senior Vice President, 1994               Senior Vice President 1994, Vice President
                                                                                (1993-Present) Hartford Life Insurance Company;
                                                                                Board of Directors, Ethix Corp., formerly employed
                                                                                by Aetna Life & Casualty.
James J. Westervelt, 47               Vice President and                        Vice President and Group Controller, (1989-Present);
                                      Group Controller, 1989                    Assistant Vice President and Assistant Controller
                                                                                (1983-1989), Hartford Insurance Group.
Lizabeth H. Zlatkus, 36               Vice President, 1994                      Vice President (1994); Assistant Vice President
                                                                                (1992-1994); Hartford Life Insurance Company;
                                                                                formerly Director, Hartford Insurance Group.
Donald J. Znamierowski, 60            Vice President and                        Vice President and Director of Strategic Operations,
                                      Director of Strategic Operations          1994; Vice President and 1994 Comptroller
                                                                                (1986-1994); Assistant Vice President and
                                                                                Comptroller (1976-1986); Director (1976-1986),
                                                                                Hartford Life Insurance Company, Hartford Life &
                                                                                Accident Insurance Company, ITT Hartford Life &
                                                                                Annuity Insurance Company, and Ally Canada.

- ---------
 *   Denotes date of election to Board of Directors.
**   ITT Hartford Affiliated Company.

                             EXECUTIVE COMPENSATION

    Executive officers of Hartford Life Insurance Company also serve one or more affiliated companies of Hartford Life Insurance Company. Allocations have been made as to each individual's time devoted to his duties as an executive officer of HLIC. The following table shows the cash compensation paid, based on these allocations, to the Chief Operating Officer and top five executive officers of HLIC whose allocated compensation exceeds $100,000 and to all executive officers of HLIC as a group for services rendered in all capacities in HLIC during 1994. Directors of HLIC receive no compensation in addition to their compensation as employees of HLIC.

                                                              ANNUAL COMPENSATION                 LONG TERM COMPENSATION
                                                        -------------------------------  ----------------------------------------
                                                         SALARY                 OTHER    RESTRICTED STOCK AWARDS   OPTIONS/ SARS
NAME                                    TITLE              ($)     BONUS ($)     ($)               ($)                  (#)
- ------------------------------  ----------------------  ---------  ---------  ---------  -----------------------  ---------------
Frahm, Donald R.                CEO                        41,872     20,720        102                 0                    0
Cummins, Peter W.               Vice President            119,802          0    219,814                 0                    0
Kanarek, Joseph                 Vice President            167,122          0    133,163                 0                    0
Marra, Thomas S.                Sr. Vice President        190,111          0    102,173                 0                    0
Smith, Lowndes A.               President & COO           179,666     78,155        743                 0                    0


                                 LTIP PAYOUTS          ALL OTHER
NAME                                  ($)            COMPENSATION
- ------------------------------  ---------------  ---------------------
Frahm, Donald R.                           0                   0
Cummins, Peter W.                          0                   0
Kanarek, Joseph                            0                   0
Marra, Thomas S.                           0                   0
Smith, Lowndes A.                          0                   0

                                                                OPTION GRANTS
                      --------------------------------------------------------------------------------------------------
                                                                                                  POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED ANNUAL
                                                                                                  RATE OF STOCK PRICE
                                                                                                APPRECIATION FOR OPTION
                      NUMBER OF SECURITIES    % OF TOTAL OPTIONS     EXERCISE                           TERM (2)
                       UNDERLYING OPTIONS    GRANTED TO EMPLOYEES      PRICE      EXPIRATION    ------------------------
                             GRANTED              IN 1994 (1)         ($/SHR)        DATE         5% ($)       10% ($)
                      ---------------------  ---------------------  -----------  -------------  -----------  -----------
Frahm, D.R.                    37,000                   2.0%         $   84.00    10/13/2004      1,954,710    4,953,190
Cummins, P.                     1,000                   0.1%         $   84.00    10/13/2004         52,830      133,870
Kanarek, J.                     1,000                   0.1%         $   84.00    10/13/2004         52,830      133,870
Marra, T.M.                    10,931                   0.6%         $   91.14     2/10/2004        626,565    1,587,728
                                4,000                   0.2%         $   84.00    10/13/2004        211,320      535,480
Smith, L.A.                    25,000                   1.3%         $   84.00    10/13/2004      1,320,750    3,346,750

- ---------
(1)  Based on total of 1,876,198 options granted to ITT employees during 1994.
(2) At the end of the term of the options granted October 11, 1994, the projected price per share of ITT Common Stock would be $136.83 and $217.87 at an assumed annual appreciation rate of 5% and 10%, respectively. The projected price per share of ITT Common Stock of the options granted February 8, 1994 would be $148.46 and $236.39 at an assumed appreciation rate of 5% and 10%, respectively.

                            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                        AND FY-END OPTION/SAR VALUES
- ------------------------------------------------------------------------------------------------------------
                                                                                      VALUE OF UNEXERCISED
                                                             NUMBER OF UNEXERCISED        IN-THE-MONEY
                                                            OPTIONS/SARS AT FISCAL   OPTIONS/SARS AT FISCAL
                                                                   YEAR-END                 YEAR-END
                                                            -----------------------  -----------------------
                      SHARES ACQUIRED ON                         EXERCISABLE/             EXERCISABLE/
NAME                     EXERCISE (#)      VALUE REALIZED        UNEXERCISABLE            UNEXERCISABLE
- --------------------  -------------------  ---------------  -----------------------  -----------------------
Frahm, D.R.                        0                  0                    0                        0
Cummins, P.                        0                  0                    0                        0
Kanarek, J.                        0                  0                    0                        0
Marra, T.M.                        0                  0                    0                        0
Smith, L.A.                        0                  0                    0                        0

                               LEGAL PROCEEDINGS

    The Company and its subsidiaries are involved in pending and threatened litigation in which claims for monetary damages are asserted. Management, after consultation with legal counsel, does not anticipate the ultimate liability arising from such pending or threatened litigation to have a material effect on the results of operations and financial position of the Company.

                                    EXPERTS

    The financial statements of HLIC included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports thereto, and are included herein in reliance on the authority of said firm as experts in accounting and auditing.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Hartford Life Insurance Company and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Hartford Life Insurance Company (a Connecticut corporation and wholly-owned subsidiary of Hartford Life and Accident Insurance Company) and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholder's equity and cash flow for each of the three years in the period ended December 31, 1994. These consolidated financial statements and the schedules referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are
free of material misstatement.   An audit includes examining, on a test basis,
evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hartford Life Insurance Company and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

As discussed in the accompanying notes to the consolidated financial statements, the Company adopted new accounting standards promulgated by the Financial Accounting Standards Board, changing its methods of accounting, as of January 1, 1994, for debt and equity securities, and, effective January 1, 1992, for postretirement benefits other than pensions and postemployment benefits.

Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedules listed in the Index to Consolidated Financial Statements and Schedules are presented for purposes of complying with the Securities and Exchange Commission's rules and are not a required part of the basic consolidated financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.



                                        ARTHUR ANDERSEN  LLP





Hartford, Connecticut
January 30, 1995

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                  (IN MILLIONS)


                                                 FOR THE YEARS ENDED DECEMBER 31,

                                                      1994      1993      1992
REVENUES:
Premiums and other considerations                   $1,100    $  747   $  259
Net investment income                                1,292     1,051      907
Net realized gains on investments                        7        16        5
                                                    ------    ------    ------
                                                     2,399     1,814    1,171

BENEFITS, CLAIMS AND EXPENSES:
Benefits, claims and claim
   adjustment expenses                               1,405     1,046      797
Amortization of deferred policy
    acquisition costs                                  145       113       55
Dividends to policyholders                             419       227       47
Other insurance expenses                               227       210      138
                                                    ------    ------    ------
                                                     2,196     1,596    1,037

INCOME BEFORE INCOME TAX AND
    CUMULATIVE EFFECT OF CHANGES IN
    ACCOUNTING PRINCIPLES                              203       218      134
Income tax expense                                      65        75       45
                                                    ------    ------    ------

INCOME BEFORE CUMULATIVE EFFECT OF
    CHANGES IN ACCOUNTING PRINCIPLES                   138       143       89

Cumulative effect of changes in
    accounting principles net of tax benefit of $7       -         -      (13)
                                                    ------    ------    ------

NET INCOME                                          $  138    $  143    $  76
                                                    ------    ------    ------
                                                    ------    ------    ------


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                  (IN MILLIONS)

                                                           AS OF  DECEMBER 31,
                                                         1994           1993
                                                       --------       --------
            ASSETS

Investments:
Fixed maturities, available for sale, at fair
value in 1994 and at amortized cost in 1993
(amortized cost, $14,464  in 1994; fair
value, $12,845 in 1993)                                 $13,429        $12,597
Equity securities, at fair value                             68             90
Mortgage loans, at outstanding principal balance            316            228
Policy loans, at outstanding balance                      2,614          1,397
Other investments                                           107             40
                                                        -------        -------
                                                         16,534         14,352

Cash                                                         20              1
Premiums and amounts receivable                             160            327
Reinsurance recoverable                                   5,466          5,532
Accrued investment income                                   378            241
Deferred policy acquisition costs                         1,809          1,334
Deferred income tax                                         590            114
Other assets                                                 83            101
Separate account assets                                  22,809         16,284
                                                        -------        -------
                                                        $47,849        $38,286
                                                        -------        -------
                                                        -------        -------

      LIABILITIES AND STOCKHOLDER'S EQUITY

Future policy benefits                                   $1,890         $1,659
Other policyholder funds                                 21,328         18,234
Other liabilities                                         1,000            916
Separate account liabilities                             22,809         16,284
                                                        -------        -------
                                                         47,027         37,093

Common stock - authorized 1,000 shares, $5,690
par value, issued and outstanding 1,000 shares                6              6
Capital surplus                                             826            676
Unrealized losses on securities, net of tax               (654)            (5)
Retained earnings                                           644            516
                                                        -------        -------
                                                            822          1,193
                                                        -------        -------
                                                        $47,849        $38,286
                                                        -------        -------
                                                        -------        -------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                                  (IN MILLIONS)


                                                                                         UNREALIZED
                                                                                       GAINS(LOSSES)                     TOTAL
                                                                COMMON        CAPITAL        ON            RETAINED  STOCKHOLDER'S
                                                                STOCK         SURPLUS    SECURITIES        EARNINGS      EQUITY
                                                                -----         -------    ----------        --------      ------
BALANCE, DECEMBER 31, 1991                                       $   6        $  439         $    1         $  297         $  743
Net Income                                                                                                      76             76
Capital Contribution                                                 -            25              -              -             25
Excess of assets over liabilities on
 reinsurance assumed from affiliate                                  -            34              -              -             34
Change in unrealized losses on equity
  securities, net of tax                                             -             -             (1)             -             (1)
                                                                ------        -------        -------        -------        -------
BALANCE, DECEMBER 31, 1992                                           6           498              0            373            877
                                                                ------        -------        -------        -------        -------
Net Income                                                           -             -              -            143            143
Capital Contribution                                                 -           180              -              -            180
Excess of assets over liabilities on
 reinsurance assumed from affiliate                                  -            (2)             -              -             (2)
Change in unrealized losses on equity
  securities, net of tax                                             -             -             (5)             -             (5)
                                                                ------        -------        -------        -------        -------
BALANCE, DECEMBER 31, 1993                                           6           676             (5)           516          1,193
                                                                ------        -------        -------        -------        -------
Net Income                                                           -             -              -            138            138
Capital Contribution                                                 -           150              -              -            150
Dividends Paid                                                       -             -              -            (10)           (10)
Change in unrealized losses on securities,
   net of tax *                                                      -             -           (649)             -           (649)
                                                                ------        -------        -------        -------        -------
BALANCE, DECEMBER 31, 1994                                       $   6        $  826         $ (654)        $  644         $  822
                                                                ------        -------        -------        -------        -------
                                                                ------        -------        -------        -------        -------

* The 1994 change in unrealized losses on securities, net of tax, includes a gain of $91 due to adoption of SFAS #115 as discussed in note 1b to the consolidated financial statements.


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF CASHFLOW
                                  (IN MILLIONS)


                                              FOR THE YEARS ENDED DECEMBER 31,
                                                  1994       1993       1992
                                                  ----       ----       ----
OPERATING ACTIVITIES:
NET INCOME                                      $   138    $   143    $    76
Cumulative effect of accounting changes               -          -         13
Adjustments to net income:
Net realized investment gains before tax             (7)       (16)        (5)
Net policyholder investment losses
  (gains) before tax                                  5        (15)       (15)
Net deferred policy acquisition costs              (441)      (292)      (278)
Net amortization of premium (discount) on
  fixed maturities                                   41          2        (16)
Deferred income tax benefits                       (128)      (121)       (14)
(Increase) decrease  in premiums and
  amounts receivable                                 10        (28)       (14)
Increase in accrued investment income              (106)        (4)      (116)
Decrease(increase) in other assets                  101        (36)        88
Decrease(increase)  in reinsurance
  recoverable                                        75       (121)         0
Increase in liability for future policy
  benefits                                          224        360        527
Increase in other liabilities                       191        176         92
                                                --------  ---------   --------
CASH PROVIDED BY OPERATING ACTIVITIES               103         48        338
                                                --------  ---------   --------
INVESTING ACTIVITIES:
Purchases of fixed maturity investments          (9,127)   (12,406)    (8,948)
Proceeds from sales of fixed maturity
  investments                                     5,708      8,813      5,728
Maturities and principal paydowns of
  long-term investments                           1,931      2,596      1,207
Net purchases of other investments               (1,338)      (206)      (106)
Net sales (purchases) of short-term
  investments                                       135       (564)       221
                                                --------  ---------   --------
CASH USED FOR INVESTING ACTIVITIES               (2,691)    (1,767)    (1,898)
                                                --------  ---------   --------
FINANCING ACTIVITIES:
Net receipts from investment and UL-type
contracts credited to policyholder account
balances                                          2,467      1,513      1,512
Capital contribution                                150        180         25
Excess of assets over liabilities on
  reinsurance assumed from affiliate                 -           -         34
Dividends paid                                      (10)         -          -
                                                --------  ---------   --------
CASH PROVIDED BY FINANCING
  ACTIVITIES                                      2,607      1,693      1,571
                                                --------  ---------   --------
NET INCREASE(DECREASE) IN CASH                       19        (26)        11
Cash at beginning of period                           1         27         16
                                                --------  ---------   --------
CASH AT END OF PERIOD                           $    20    $     1    $    27
                                                --------  ---------   --------
                                                --------  ---------   --------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (DOLLAR AMOUNTS IN MILLIONS)

1.   SIGNIFICANT ACCOUNTING POLICIES

     (A)  BASIS OF PRESENTATION:

          These consolidated financial statements include Hartford Life Insurance Company (the Company or HLIC) and its wholly-owned subsidiaries, ITT Hartford Life and Annuity Company (ILA) and ITT Hartford International Life Reassurance Corporation (HLR), formerly American Skandia Life Reinsurance Corporation. HLIC is a wholly-owned subsidiary of Hartford Life and Accident Insurance Company (HLA).
          The Company is ultimately owned by Hartford Fire Insurance Company (Hartford Fire), which is ultimately owned by ITT Hartford Group, Inc., a subsidiary of ITT Corporation (ITT).

          The consolidated financial statements are prepared in conformity with generally accepted accounting principles which differ in certain material respects from the accounting practices prescribed or permitted by various insurance regulatory authorities.

          Certain reclassifications have been made to prior year financial statements to conform to current year classifications.

     (B)  CHANGES IN ACCOUNTING PRINCIPLES:

          Effective January 1, 1992, the Company adopted Statement of Financial Accounting Standards (SFAS)No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" and SFAS No. 112, Employers' Accounting for Postemployment Benefits", using the immediate recognition method. Accordingly, a cumulative adjustment (through December 31, 1991) of $7 after-tax has been recognized at January 1, 1992.

          Effective January 1, 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The new standard requires, among other things, that fixed maturities be classified as "held-to-maturity", "available-for-sale" or "trading" based on the Company's intentions with respect to the ultimate disposition of the security and its ability to effect those intentions. The classification determines the appropriate accounting carrying value (cost basis or fair value) and, in the case of fair value, whether the adjustment impacts Stockholder's Equity directly or is reflected in the Consolidated Statements of Income. Investments in equity securities had previously been recorded at fair value with the corresponding impact included in Stockholder's Equity. Under SFAS No. 115, the Company's fixed maturities are classified as "available for sale" and accordingly, these investments are reflected at fair value with the corresponding impact included as a component of Stockholder's Equity designated as "Unrealized Loss on Securities, Net of Tax."
          As with the underlying investment security, unrealized gains and losses on derivative financial instruments are considered in determining the fair value of the portfolios. The impact of adoption was an increase to stockholder's equity of $91.

          The Company's cash flows were not impacted by these changes in accounting principles.

     (C)  REVENUE RECOGNITION:

          Revenues for universal life policies and investment products consist of policy charges for the cost of insurance, policy administration and surrender charges assessed to policy account balances. Premiums for traditional life insurance policies are recognized as revenues when they are due from policyholders. Deferred acquisition costs are amortized using the retrospective deposit method for universal life and other types of contracts where the payment pattern is irregular or surrender charges are a significant source of profit and the prospective deposit method is used where investment margins are the primary source of profit.

     (D)  FUTURE POLICY BENEFITS AND OTHER POLICYHOLDER FUNDS:

          Liabilities for future policy benefits are computed by the net level premium method using interest rate assumptions varying from 3% to 11% and withdrawal, mortality and morbidity assumptions which vary by plan, year of issue and policy durations and include a provision for adverse deviation. Liabilities for universal life insurance and investment products represent policy account balances before applicable surrender charges.

     (E)  POLICYHOLDER REALIZED GAINS AND LOSSES:

          Realized gains and losses on security transactions associated with the Company's immediate participation guaranteed contracts are excluded from revenues, since under the terms of the contracts the realized gains and losses will be credited to policyholders in future years as they are entitled to receive them.

     (F)  DEFERRED POLICY ACQUISITION COSTS:

          Policy acquisition costs, including commissions and certain underwriting expenses associated with acquiring traditional life insurance products, are deferred and amortized over the lesser of the estimated or actual contract life. For universal life insurance and investment products, acquisition costs are being amortized generally in proportion to the present value of expected gross profits from surrender charges, investment, mortality and expense margins.

     (G)  INVESTMENTS:

          Investments in fixed maturities are classified as available for sale and accordingly reflected at fair value with the corresponding impact of unrealized gains and losses, net of tax, included as a component of
          stockholder's equity.   Securities and derivative instruments,
          including swaps, caps, floors, futures, forward commitments and collars, are based on dealer quotes or quoted market prices for the same or similar securities. While the Company has the ability and intent to hold all fixed income securities until maturity, due to contract obligations, interest rates and tax laws, portfolio activity occurs. These trades are motivated by the need to optimally position investment portfolios in reaction to movements in capital markets or distribution of policyholder liabilities. When an other than temporary reduction in the value of publicly traded securities occurs, the decrease is reported as a realized loss and the carrying value is adjusted accordingly. Real estate is carried at cost less accumulated depreciation. Equity securities, which include common stocks, are carried at market value with the after-tax difference from cost reflected in stockholder's equity. Realized investment gains and losses, after deducting life and pension policyholders share are reported as a component of revenue and are determined on a specific identification basis.

     (H)  DERIVATIVE FINANCIAL INSTRUMENTS

          The Company uses a variety of derivative financial instruments as part of an overall risk management strategy. These instruments, including swaps, caps, collars and exchange traded financial futures, are used as a means of hedging exposure to price, foreign currency and/or interest rate risk on planned investment purchases or existing assets and liabilities. The Company does not hold or issue derivative financial instruments for trading purposes. The Company's minimum correlation threshold for hedge designation is 80%. If correlation, which is assessed monthly and measured based on a rolling three month average, falls below 80%, hedge accounting will be terminated. Gains or losses on futures purchased in anticipation of the future receipt of product cash flows are deferred and, at the time of the ultimate purchase, reflected as a basis adjustment to the purchased asset. Gains or losses on futures used in invested asset risk management are deferred and adjusted into the basis of the hedged asset when the contract is closed. The basis adjustments are amortized into investment income over the remaining asset life.

          Open forward commitment contracts are marked to market through Stockholder's Equity. Such contracts are recorded at settlement by recording the purchase of the specified securities at the previously committed price. Gains or losses resulting from the termination of the forward commitment contracts before the delivery of the securities are recognized immediately in the income statement as a component of investment income.

          The Company's accounting for interest rate swaps and purchased or written caps, floors, and options used to manage risk is in accordance with the concepts established in SFAS 80, "Accounting for Futures Contracts", the American Institute of Certified Public Accountants Statement of Position 86-2, "Accounting for Options" and various EITF pronouncements, except for written options which are written in all cases in conjunction with other assets and derivatives as part of an overall risk management strategy. Such synthetic instruments are accounted for as hedges. Derivatives, used as part of a risk management strategy, must be designated at inception and have consistency of terms between the synthetic instrument and the financial instrument being replicated. Synthetic instrument accounting, consistent with industry practice, provides that the synthetic asset is accounted for like the financial instrument it is intended to replicate. Interest rate swaps and purchased or written caps, floors and options which fail to meet management criteria are accounted for at fair market value with the impact reflected in net income.

          Interest rate swaps involve the periodic exchange of payments without the exchange of underlying principal or notional amounts. Net payments are recognized as an adjustment to income. Should the swap be terminated, the gains or losses are adjusted into the basis of the asset or liability and amortized over the remaining life. The basis of the underlying asset or liability is adjusted to reflect changing market conditions such as prepayment experience. Should the asset be sold or liability terminated, the gains or losses on the terminated position are immediately recognized in earnings. Interest rate swaps purchased in anticipation of an asset purchase ("anticipatory transaction") are recognized consistent with the underlying asset components. That is, the settlement component is recognized in the Statement of Income while the change in market is recognized as an unrealized gain or loss.

          Premiums paid on purchased floor or cap agreements and the premium received on issued cap or floor agreements used for risk management, as well as the net payments, are adjusted into the basis of the applicable asset and amortized over the asset life. Gains or losses on termination of such positions are adjusted into the basis of the asset or liability and amortized over the remaining asset life.

          Forward exchange contracts and foreign currency swaps are accounted for in accordance with SFAS 52. Changes in the spot rate of instruments designated as hedges of the net investment in a foreign subsidiary are reflected in the cumulative translation adjustment component of stockholder's equity.

     (I)  RELATED PARTY TRANSACTIONS:

          Transactions of the Company with its parent and affiliates relate principally to tax settlements, insurance coverage, rental and service fees and payment of dividends and capital contributions. In addition, certain affiliated insurance companies purchased group annuity contracts from the Company to fund pension costs and claim annuities to settle casualty claims.

          Substantially all general insurance expenses related to the Company, including rent expenses, are initially paid by Hartford Fire. Direct expenses are allocated to the Company using specific identification and indirect expenses are allocated using other applicable methods.

          The rent paid to Hartford Fire for the space occupied by the Company
          was $3   in 1994, 1993, and 1992 respectively.  The Company expects to pay rent of $3 in 1995, 1996, 1997,1998, and 1999 respectively and $60 thereafter, over the contract life of the lease.

          See also Note (4) for the related party coinsurance agreements.

2.   INVESTMENTS

     (A)  COMPONENTS OF NET INVESTMENT INCOME:



                                                  1994        1993       1992
                                                  ----        ----       ----
Interest income                                  $1,247      $1,007       $894
Income from other investments                        54          53         15
                                                 ------      ------     ------
GROSS INVESTMENT INCOME                           1,301       1,060        909
Less: investment expenses                             9           9          2
                                                 ------      ------     ------
NET INVESTMENT INCOME                            $1,292      $1,051       $907
                                                 ------      ------     ------
                                                 ------      ------     ------

     (B)  UNREALIZED GAINS (LOSSES) ON EQUITY SECURITIES:

                                                  1994        1993       1992
                                                  ----        ----       ----
Gross unrealized gains                            $  2        $  3        $ 2
Gross unrealized losses                            (11)        (11)        (2)
Deferred income tax expense (benefit)               (3)         (3)         0
                                                 ------      ------     ------
NET UNREALIZED LOSSES AFTER TAX                     (6)         (5)         0
Balance at beginning of year                        (5)          0          1
                                                 ------      ------     ------
CHANGE IN NET UNREALIZED LOSSES ON
  EQUITY SECURITIES                               $ (1)       $ (5)       $(1)
                                                 ------      ------     ------
                                                 ------      ------     ------

     (C)  UNREALIZED GAINS (LOSSES) ON FIXED MATURITIES:

                                                  1994        1993       1992
                                                  ----        ----       ----
Gross unrealized gains                         $   150       $ 538      $ 521
Gross unrealized losses                         (1,185)       (290)      (302)
                                               --------      ------     ------
NET UNREALIZED (LOSSES) GAINS                   (1,035)        248        219
Unrealized losses credited to policyholders         37           0          0
Deferred income tax expense (benefit)             (350)         87         75
                                               --------      ------     ------
NET UNREALIZED  (LOSSES) GAINS AFTER TAX          (648)        161        144
Balance at beginning of year                       161         144        297
                                               --------      ------     ------
CHANGE IN NET UNREALIZED (LOSSES)GAINS ON
  FIXED MATURITIES                             $  (809)      $  17      $(153)
                                               --------      ------     ------
                                               --------      ------     ------

     (D)  COMPONENTS OF NET REALIZED GAINS:

                                                  1994        1993       1992
                                                  ----        ----       ----
Fixed maturities                                  $(34)       $(12)       $20
Equity securities                                  (11)          0          3
Real estate and other                               47          43         (3)
Less: (decrease)increase in liability
  to policyholders for realized gains               (5)         15         15
                                                 ------      ------     ------
NET REALIZED GAINS                                $  7        $ 16        $ 5
                                                 ------      ------     ------
                                                 ------      ------     ------

     (E)  DERIVATIVE INVESTMENTS:

          A summary of investments, segregated by major category along with the types of derivatives and their respective notional amounts, are as follows as of December 31, 1994 :


                            SUMMARY OF INVESTMENTS
                            AS OF DECEMBER 31, 1994
                               (CARRYING AMOUNTS)

                                                                         ISSUED CAPS,    PURCHASED
                                         TOTAL CARRYING        NON-        FLOORS &     CAPS, FLOORS        FUTURES          SWAPS
                                              VALUE         DERIVATIVE    OPTIONS (B)  & OPTIONS (C)          (D)             (F)
                                         --------------     ----------   ------------  -------------       --------         ------
Asset Backed Securities                         $5,670          $5,690          $(31)            $24             $0          $(13)
Inverse Floaters (A)                               474             482            (9)              4              0            (3)
Anticipatory (E)                                   (30)              0             0               2              0           (32)
                                               --------        -------         ------         ------         ------         ------
TOTAL ASSET BACKED SECURITIES                    6,114           6,172           (40)             30              0           (48)

Other Bonds and Notes                            6,533           6,606             0               0              0           (73)

Short-Term Investments                             782             782             0               0              0             0
                                               --------        -------         ------         ------         ------         ------
TOTAL FIXED MATURITIES                          13,429          13,560           (40)             30              0          (121)

Other Investments                                3,105           3,105             0               0              0             0
                                               --------        -------         ------         ------         ------         ------

TOTAL INVESTMENTS                              $16,534         $16,665          $(40)            $30             $0         $(121)
                                               --------        -------         ------         ------         ------         ------
                                               --------        -------         ------         ------         ------         ------

                     SUMMARY OF  INVESTMENTS IN DERIVATIVES
                            AS OF DECEMBER 31, 1994
                               (NOTIONAL AMOUNTS)

                                                          ISSUED CAPS,    PURCHASED
                                         TOTAL NOTIONAL     FLOORS, &   CAPS, FLOORS,        FUTURES          SWAPS
                                            AMOUNT         OPTIONS (B)  & OPTIONS (C)          (D)             (F)
                                         --------------   ------------  -------------       --------         ------
Asset Backed Securities                          $4,244         $1,311         $2,546            $75           $312
Inverse Floaters (A)                              1,129            277             63              3            786
Anticipatory (E)                                    835              0            209            101            525
                                                -------        -------        -------        -------        -------
TOTAL ASSET BACKED                                6,208          1,588          2,818            179          1,623

Other Bonds and Notes                               670              0             72             74            524

Short-Term Investments                                0              0              0              0              0
                                                -------        -------        -------        -------        -------
TOTAL FIXED MATURITIES                            6,878          1,588          2,890            253          2,147

Other Investments                                    16              0              3              0             13
                                                -------        -------        -------        -------        -------

TOTAL INVESTMENTS                                $6,894         $1,588         $2,893           $253         $2,160
                                                -------        -------        -------        -------        -------
                                                -------        -------        -------        -------        -------

A summary of the notional and fair value of derivatives with off Balance Sheet risk as of December 31, 1993 is as follows:


                              ISSUED SWAPS, CAPS
                              FLOORS AND COLLARS   FUTURES  FORWARDS     TOTAL
                              ------------------   -------  --------     -----
Notional                                 $7,015     $1,792       $91   $8,898
Fair Value                                  $(4)        $0        $1      $(3)

     (A) Inverse floaters, which are variations of CMO's for which the coupon rates move inversely with an index rate (e.g. LIBOR). The risk to principal is considered negligible as the underlying collateral for
          the securities is guaranteed or sponsored by government agencies.   To
          address the volatility risk created by the coupon variability, the Company uses a variety of derivative instruments, primarily interest rate swaps and issued floors.

     (B) Comprised primarily of caps ($1,459) with a weighted average strike rate of 7.7% (ranging from 6.8% to 10.2%). Over 70% mature in 1997 and 1998. Issued floors total $125 with a weighted average strike rate of 8.3% and mature in 2004.

     (C) Comprised of purchased floors ($1,856), purchased options and collars ($633) and purchased caps ($404). The floors have a weighted average strike price of 5.8% (ranging from 4.8% and 6.6%) and over 85% mature in 1997 and 1998. The options and collars generally mature in 1995 and 2002. The caps have a weighted average strike price of 7.2% (ranging from 4.5% and 8.9%) and over 66% mature in 1997 through 1999.

     (D)  Over 95% of futures contracts expire before December 31, 1995.

     (E) Deferred gains and losses on anticipatory transactions are included in the carrying value of bond investments in the consolidated balance sheets. At the time of the ultimate purchase, they are reflected as a basis adjustment to the purchased asset. At December 31, 1994, these were $(33) million in net deferred losses for futures, interest rate swaps and purchased options.

     (F) The following table summarizes the maturities of interest rate and foreign currency swaps outstanding at December 31, 1994 and the related weighted average interest pay rate or receive rate assuming current market conditions:

            MATURITY OF SWAPS ON INVESTMENTS  AS OF DECEMBER 31, 1994

                                                                                                                          MATURITY
      DERIVATIVE TYPE                                  1995      1996      1997      1998      1999      2000+     TOTAL     LAST
      ---------------                                  ----      ----      ----      ----      ----      -----     -----  --------
INTEREST RATE SWAPS:
PAY FIXED/RECEIVE VARIABLE:
Notional Value                                            $0       $15       $50        $0      $446      $268      $779      2004
Weighted Average Pay Rate                               0.0%      5.0%      7.2%      0.0%      8.2%      7.8%      7.9%
Weighted Average Receive Rate                           0.0%      6.4%      5.7%      0.0%      7.5%      6.5%      7.0%
PAY VARIABLE/RECEIVE FIXED:
Notional Value                                          $311       $50      $100       $25      $175      $100      $761      2002
Weighted Average Pay Rate                               5.1%      5.3%      5.5%      5.3%      5.4%      6.0%      5.4%
Weighted Average Receive Rate                           8.0%      8.0%      7.5%      4.0%      4.5%      7.2%      6.9%
PAY VARIABLE/RECEIVE DIFFERENT VARIABLE:
Notional Value                                           $95       $50       $18       $15        $5      $232      $415      2005
Weighted Average Pay Rate                               4.2%      6.4%      6.8%      6.2%      0.0%      6.0%      5.7%
Weighted Average Receive Rate                           9.1%      6.3%      9.5%      6.4%      0.0%      6.3%      7.1%
TOTAL INTEREST RATE SWAPS                               $406      $115      $168       $40      $626      $600    $1,955      2004
Total Weighted Average Pay Rate                         4.9%      5.7%      6.1%      5.6%      7.4%      6.8%      6.5%
Total Weighted Average Receive Rate                     8.2%      7.1%      7.2%      4.9%      6.7%      6.5%      7.0%
FOREIGN CURRENCY  SWAPS                                  $35       $46       $29       $15       $10       $70      $205      2002
TOTAL SWAPS                                             $441      $161      $197       $55      $636      $670    $2,160      2005

          In addition to risk management through derivative financial instruments pertaining to the investment portfolio, interest rate sensitivity related to certain Company liabilities was altered primarily through interest rate swap agreements. The notional amount of the liability agreements in which the Company generally pays one variable rate in exchange for another, was $1.7 billion and $1.3 billion at December 31, 1994 and 1993 respectively. The weighted average pay rate is 6.2%; the weighted average receive rate is 6.6% , and these agreements mature at various times through 2004.


     (F)  CONCENTRATION OF CREDIT RISK:
          The Company has a reinsurance recoverable of $4.4 billion from Mutual Benefit Life Assurance Corporation (Mutual Benefit). The risk of Mutual Benefit becoming insolvent is mitigated by the reinsurance agreement's requirement that the assets be kept in a security trust with the Company as sole beneficiary. Excluding investments in U.S. government and agencies, the Company has no other significant concentrations of credit risk.

          The Company currently owns $39.2 million par value of Orange County, California Pension Obligation Bonds, $17.1 million of which it continues to carry as available for sale under FASB 115 and $22.1 million which are included in the Separate Account Assets. While Orange County is currently operating under Protection of Chapter 9 of the Federal Bankruptcy Laws, the Company believes it is probable that it will collect all amounts due under the contractual terms of the bonds and that the bonds are not permanently or other than temporarily impaired.

          As of December 31, 1994 the Company owned $66.1 million of Mexican bonds, $52.3 million of which are payable in Mexican pesos but are fully hedged back to U.S. dollars, and $13.8 million of U.S. Dollar Denomination Mexican bonds. The primary risks associated with these securities is a default by the Mexican government or imposition of currency controls that prevent conversion of Mexican pesos to U.S. dollars. The Company believes both of these risks are remote.

     (G)  FIXED MATURITIES:
          The schedule below details the amortized cost and fair values of the Company's fixed maturities by component, along with the gross unrealized gains and losses:


                                                       1994
                                                       ----
                                  GROSS        GROSS
                                AMORTIZED   UNREALIZED  UNREALIZED
                                  COST         GAINS      LOSSES    FAIR VALUE
                                ---------  -----------  ----------  ----------
U.S. Government and government
  agencies and authorities:
- - guaranteed and sponsored         $1,516           $1       $(87)      $1,430
- - guaranteed and sponsored
  - asset backed                    4,256           78       (571)       3,763
States, municipalities and
  political subdivisions              148            1        (12)         137
International governments             189            1        (14)         176
Public utilities                      531            1        (32)         500
All other corporate                 3,717           38       (297)       3,458
All other corporate
  - asset backed                    2,442           30       (121)       2,351
Short-term investments              1,665            0        (51)       1,614
                                  -------        -----    --------     -------
TOTAL                             $14,464         $150    $(1,185)     $13,429
                                  -------        -----    --------     -------
                                  -------        -----    --------     -------


                                                      1993
                                                      ----
                                               GROSS      GROSS
                                AMORTIZED   UNREALIZED  UNREALIZED       FAIR
                                  COST         GAINS      LOSSES         VALUE
                                ---------   ----------  ----------      ------
U.S. Government and government
  agencies and authorities:
- - guaranteed and sponsored        $ 1,637       $   15    $   (12)     $ 1,640
- - guaranteed and sponsored
  - asset backed                    4,070          235       (219)       4,086
States, municipalities and
  political subdivisions               73            9           0          82
International governments             100            5         (3)         102
Public utilities                      423           20         (2)         441
All other corporate                 3,598          180        (42)       3,736
All other corporate
  - asset backed                    1,806           74        (12)       1,868
Short-term investments                890            0           0         890
                                 --------      -------    --------    --------
TOTAL                             $12,597       $  538    $  (290)     $12,845

                                 --------      -------    --------    --------
                                 --------      -------    --------    --------

          The amortized cost and estimated fair value of fixed maturity investments at December 31, 1994, by maturity, are shown below. Asset backed securities are distributed to maturity year based on the Company's estimate of the rate of future prepayments of principal over the remaining life of the securities. Expected maturities differ from contractual maturities reflecting the borrowers' rights to call or prepay their obligations.


                                        AMORTIZED COST    ESTIMATED FAIR VALUE
                                        --------------    --------------------
MATURITY
- --------
Due in one year or less                        $ 2,214                 $ 2,183
Due after one year through five years            7,000                   6,647
Due after five years through ten years           3,678                   3,334
Due after ten years                              1,572                   1,265
                                             ---------               ---------
                                               $14,464                 $13,429
                                             ---------               ---------
                                             ---------               ---------

          Sales of fixed maturities excluding short-term fixed maturities for the years ended 1994, 1993, and 1992 resulted in proceeds of $5,708, $8,813, and $5,728, respectively, resulting in gross realized gains of $71, $192, and $140, and gross realized losses of $100, $219, and $135, respectively, not including policyholder gains and losses.
          Sales of equity securities and other investments for the years ended December 31, 1994, 1993, and 1992 resulted in proceeds of $159, $127 and $7, respectively, resulting in gross realized gains of $3, $0, and $3, and gross realized losses of $14, $0, and $0, respectively, not including policyholder gains and losses.

     (H)  FAIR VALUE OF FINANCIAL INSTRUMENTS NOT DISCLOSED ELSEWHERE :

          BALANCE SHEET ITEMS:


                                           1994                     1993
                                  CARRYING       FAIR    CARRYING        FAIR
                                   AMOUNT        VALUE    AMOUNT         VALUE
                                 ---------      ------   --------       ------
         ASSETS
Other invested assets:
Policy loans                        $2,614      $2,614     $1,397       $1,397
Mortgage loans                         316         316        228          228
Investments in partnership
  and trusts                            36          42         14           34
Miscellaneous                           67          67         22           63

         LIABILITIES
Other policy claims and
  benefits                         $13,001     $12,374    $11,140      $11,415

          The following methods and assumptions were used to estimate the fair value of each class of financial instrument:policy and mortgage loan carrying amounts approximate fair value; investments in partnerships and trusts are based on external market valuations from partnership and trust management; and other policy claims and benefits payable are determined by estimating future cash flows discounted at the current market rate.

3.   INCOME TAX

          The Company is included in ITT's consolidated U.S. Federal income tax return and remits to (receives from) ITT a current income tax provision (benefit) computed in accordance with the tax sharing arrangements between ITTand its insurance subsidiaries. The effective tax rate was 32% in 1994, and approximates the U.S. statutory tax rates of 35% in 1993 and 34% in 1992. The provision for income taxes was as follows:

INCOME TAX EXPENSE:
                                                  1994      1993      1992
                                                  ----      ----      ----
     Current                                      $185   $ $ 190   $ $ 124
     Deferred                                     (120)     (115)      (79)
                                                -------  --------  --------
                                                  $ 65   $ $  75   $ $  45
                                                -------  --------  --------
                                                -------  --------  --------

                                                   1994      1993      1992
                                                   ----      ----      ----
TAX PROVISION AT U.S. STATUTORY RATE                $71       $76       $46
Tax-exempt income                                    (3)        0         0
Foreign tax credit                                   (1)        0         0
Other                                                (2)       (1)       (1)
                                                  -----     -----     -----
PROVISION FOR INCOME TAX                           $ 65       $75       $45
                                                  -----     -----     -----
                                                  -----     -----     -----

     Income taxes paid were $ 244 , $301 and $36 in 1994, 1993, and 1992 respectively. The current taxes due from or (to) Hartford Fire were $46, and $19 in 1994 and 1993 respectively.

     Deferred  tax assets include the following:

                                                   1994      1993
                                                   ----      ----
Tax deferred acquisition cost                     $284      $158
Book deferred acquisition costs and  reserves     (134)      (30)
Employee benefits                                    7         7
Unrealized loss on "available for sale"
  securities                                       353         3
Investments and other                               80       (24)
                                                -------   -------
                                                  $590      $114
                                                -------   -------
                                                -------   -------

     Prior to the Tax Reform Act of 1984, the Life Insurance Company Income Tax Act of 1959 permitted the deferral from taxation of a portion of statutory income under certain circumstances. In these situations, the deferred income was accumulated in a "Policyholders' Surplus Account" and will be taxable in the future only under conditions which management considers to be remote; therefore, no Federal income taxes have been provided on this deferred income. The balance for tax return purposes of the Policyholders' Surplus Account as of December 31, 1994 was $24.

4.   REINSURANCE

     The Company cedes insurance to non-affiliated insurers in order to limit its maximum loss. Such transfer does not relieve the Company of its primary liability. The Company also assumes insurance from other insurers. Group life and accident and health insurance business is substantially reinsured to affiliated companies.

     Life insurance net retained premiums were comprised of the following:

                                                  1994      1993      1992
                                                  ----      ----      ----
Gross premiums                                   $1,316    $1,135      $680
Reinsurance assumed                                 299        93        30
Reinsurance ceded                                   515       481       451
                                                -------   -------     -----
NET RETAINED PREMIUMS                            $1,100      $747      $259
                                                -------   -------     -----
                                                -------   -------     -----

     Life reinsurance recoveries, which reduced death and other benefits, for the years ended December 31, 1994, 1993 and 1992 approximated $164, $149, and $73, respectively.

     In December 1994, the Company assumed from a third party approximately $500 million of corporate owned life insurance reserves on a coinsurance
     basis.   Also in December 1994, ILA ceded to ITT Lyndon Insurance Company
     $1 billion in individual fixed and variable annuities on a modified coinsurance basis. These transactions did not have a material impact on consolidated net income.

     In October 1994, HLR recaptured approximately $500 million of corporate owned life insurance from a third party reinsurer. Subsequent to this transaction, HLIC and HLR restructured their coinsurance agreement from coinsurance to modified coinsurance, with the assets and policy liabilities placed in the separate account. In May 1994, HLIC assumed and reinsured the life insurance policies and the individual annuities of Pacific Standard with reserves and account values of approximately $400 million. The Company received cash and investment grade assets to support the life insurance and individual annuity contract obligations assumed.

     In June 1993, the Company assumed and partially reinsured the annuity, life and accident and sickness insurance policies of Fidelity Bankers Life Insurance Company in Receivership for Conservation and Rehabilitation, with account values of $3.2 billion. The Company received cash and investment grade assets to assume insurance and annuity contract obligations. Substantially all of these contracts were placed in the Company's separate accounts.

     In November 1993, ILA acquired, through an assumption reinsurance transaction, substantially all of the individual fixed and variable annuity business of HLA. As a result of this transaction, the assets and liabilities of the company increased approximately $1 billion. The excess of liabilities assumed over assets received, of $2, was recorded as a decrease to capital surplus. The impact on consolidated net income was not significant.

     On November 4, 1992, the Company entered into a definitive agreement whereby the Company assumed the contract obligations of Mutual Benefit Life Assurance Corporation's (Mutual Benefit) individual corporate owned life insurance (COLI) contracts. The Company received $5.6 billion in cash and invested assets, $5.3 billion of which were policy loans, from Mutual Benefit for assuming the contract obligations. Simultaneously, the Company coinsured approximately 84% of the contract obligations back to Mutual Benefit, HLR and an unaffiliated reinsurer. In August 1993, the Company received assets of $300 million for assuming the group COLI contract obligations of Mutual Benefit, through an assumption reinsurance transaction. Under the terms of the agreement, the Company coinsured back
     75% of the liabilities to Mutual Benefit.   All  assets supporting Mutual
     Benefit's reinsurance liability to HLIC are placed in a "security trust", with Hartford Life as the sole beneficiary. The impact on 1992 consolidated net income was not significant.

     In 1992, all ordinary individual life insurance written and in force in HLA was assumed by HLIC. As a result of this transaction, the assets of HLIC increased by approximately $437, liabilities increased approximately $403. The excess of assets over liabilities of $34 was recorded as an increase in capital.

5.   PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

     The Company's employees are included in Hartford Fire's noncontributory defined benefit pension plans. These plans provide pension benefits that are based on years of service and the employee's compensation during the last ten years of employment. The Company's funding policy is to contribute annually an amount between the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974 and the maximum amount that can be deducted for Federal income tax purposes. Generally, pension costs are funded through the purchase of the Company's group pension contracts. The cost to the Company was approximately $2, $3 and $2 in 1994, 1993 and 1992, respectively.

     The Company provides certain health care and life insurance benefits for eligible retired employees. A substantial portion of the Company's employees may become eligible for these benefits upon retirement. Effective January 1, 1992, the Company adopted SFAS No. 106, using the immediate recognition method for all benefits accumulated to date. As of June 1992, the Company amended its plans, effective January 1, 1993, whereby the Company's contribution for health care benefits will depend on the retiree's date of retirement and years of service. In addition, the plan amendments increased deductibles and set a defined dollar cap which limits average company contributions. The effect of these changes is not material. The Company has prefunded a portion of the health care and life insurance obligations through trust funds where such prefunding can be accomplished on a tax effective basis. Postretirement health care and life insurance benefits expense, allocated by Hartford Fire, was $1, $1, and $1, for 1994, 1993, and 1992 respectively.

     The assumed rate of future increases in the per capita cost of health care (the health care trendrate) was 11% for 1994, decreasing ratably to 6 % in the year 2001. Increasing the health care trend rates by one percent per year would have an immaterial impact on the accumulated postretirement benefit obligation and the annual expense. The assumed weighted average discount rate was 8.5%. To the extent that the actual experience differs from the inherent assumptions, the effect will be amortized over the average future service of the covered employees.

6.   BUSINESS SEGMENT INFORMATION

The reportable segments and product groups of HLIC and its subsidiaries are:
INDIVIDUAL LIFE AND ANNUITIES (ILAD)
- -Individual life
- -Fixed and variable retirement annuities

ASSET MANAGEMENT SERVICES (AMS)
- -Group Pension Plans products and services
- -Deferred Compensation Plans products and services
- -Structured Settlements and lottery annuities

SPECIALTY
- -Corporate Owned Life Insurance (COLI) and HLR


                                            1994          1993          1992
                                           ------        ------        ------
REVENUES:
ILAD                                          $691          $595          $305
AMS                                            789           794           770
Specialty                                      919           425            96
                                           -------       -------       -------
                                            $2,399        $1,814        $1,171
                                           -------       -------       -------
                                           -------       -------       -------
INCOME BEFORE INCOME TAX:
ILAD                                          $139          $129           $73
AMS                                             38            71            56
Specialty                                       26            18             5
                                           -------       -------       -------
                                              $203          $218          $134
                                           -------       -------       -------
                                           -------       -------       -------
IDENTIFIABLE ASSETS:
ILAD                                       $26,668       $19,147        $9,474
AMS                                         13,334        12,416        11,198
Specialty                                    7,847         6,723         5,910
                                           -------       -------       -------
                                           $47,849     $  38,286     $  26,582
                                           -------       -------       -------
                                           -------       -------       -------

7.   STATUTORY NET INCOME AND SURPLUS

     Substantially all of the statutory surplus is permanently reinvested or is subject to dividend restrictions relating to various state regulations which limit the payment of dividends without prior approval.

     Statutory net income and surplus as of December 31 were:

                                              1994           1993         1992
                                              ----           ----         ----
Statutory net income                           $58            $63          $65

Statutory surplus                             $941           $812         $614

     The Company prepares its statutory financial statements in accordance with accounting practices prescribed by the State of Connecticut Insurance Department. Prescribed statutory accounting practices include publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations, and general administrative rules.

8.   SEPARATE ACCOUNTS:

     The Company maintains separate account assets and liabilities totaling $22.8 billion and $16.3 billion at December 31, 1994 and 1993, respectively which are reported at fair value. Separate account assets are segregated from other investments and are not subject to claims that arise out of any other business of the Company. Investment income and gains and losses of separate accounts accrue directly to the policyholder. Separate accounts reflect two categories of risk assumption: non-guaranteed separate accounts totaling $14.8 billion and $11.5 billion at December 31, 1994 and 1993, respectively, wherein the policyholder assumes the investment risk, and guaranteed separate account assets totaling $8.0 billion and $4.8 billion at December 31, 1994 and 1993, respectively, wherein the Company contractually guarantees either a minimum return or account value to the policyholder. Investment income (including investment gains and losses) on separate account assets are not reflected in the Consolidated Statements of Income. Separate account management fees, net of minimum guarantees, were $256, $189, and $92, in 1994, 1993, and 1992, respectively.

     The guaranteed separate accounts include modified guaranteed individual annuity, and modified guaranteed life insurance. The average credit interest rate on these contracts is 6.44%. The assets that support these liabilities are comprised of $7.5 billion in bonds and $.5 billion in policy loans. The portfolios are segregated from other investments and are managed so as to minimize liquidity and interest rate risk. In order to minimize the risk of disintermediation associated with early withdrawals, individual annuity and modified guaranteed life insurance contracts carry a graded surrender charge as well as a market value adjustment. Additional investment risk is hedged using a variety of derivatives which total $(16.2) million in carrying value and $3.2 billion in notional amounts.

9.   COMMITMENTS AND CONTINGENCIES

     In August 1994, HLIC renewed a two year note purchase facility agreement which in certain instances obligates the Company to purchase up to $100 million in collateralized notes from a third party. The Company is receiving fees for this commitment. At December 31, 1994, the Company has not purchased any notes under this agreement.

     In March 1987, HLIC guaranteed the commercial mortgages (principal and accrued interest) that were sold under a pooling and servicing agreement of the same date. Mortgages aggregating approximately $53.0million were sold in this transaction, and the remaining balance on these loans is $21.1 million. There was no impact on operations due to this guarantee.

     Under insurance guaranty fund laws in most states, insurers doing business therein can be assessed up to prescribed limits for policyholder losses incurred by insolvent companies. The amount of any future assessments on HLIC under these laws cannot be reasonably estimated. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's own financial strength. Additionally, guaranty fund assessments are used to reduce state premium taxes paid by the Company in certain states.

     The Company is involved in various legal actions, some of which involve claims for substantial amounts. In the opinion of management the ultimate liability with respect to such lawsuits, as well as other contingencies, is not considered material in relation to the consolidated financial position of the Company.

                                   APPENDIX A
                            MARKET VALUE ADJUSTMENT

    The formula which will be used to determine the Market Value Adjustment is:



      (1 + I)    (N/12)
    -----------
      (1 + J)



      I =  The  Guarantee Rate in effect for the Current Guarantee Period (expressed as a decimal, e.g., 1%
           = .01).
      J =  The Current Rate plus  0.25% (expressed as a  decimal, e.g., 1% =  .01) in effect for  durations equal to the number of years remaining in the current Guarantee Period (years are rounded to the next  highest number of years). If  not available, the Company will  utilize a rate equal to the most recent Moody's Corporate Bond Yield Average--Monthly Average Corporates for the  applicable duration plus 0.25% as published by Moody's Investors Service, Inc.
      N =  The  number of  complete months  from the  surrender date  to the  end of  the current Guarantee
           Period.



EXAMPLE OF MARKET VALUE ADJUSTMENT

Beginning Account Value:                              $50,000
Guarantee Period:                                     5 Years
Guarantee Rate:                                       7.5% per annum
Full Surrender:                                       Middle of Certificate Year 3
EXAMPLE 1:
Gross Surrender Value at middle of
  Certificate Year 3                                  = 50,000 (1.075)2.5 = 59,908.86
Net Surrender Value at middle of                      = [59,908.86]
  Certificate Year 3                                  X Market Value Adjustment
Market Value Adjustment
  I = .075
  J = .08
  N = 30
Market Value Adjustment                               = [(1 + I)/(1 + J)]N/12
                                                      = (1.075/1.08)30/12
                                                      = 0.988466
Net Surrender Value at middle of
  Certificate Year 3                                  = $59,908.86 X 0.988466
                                                      = $59,217.87
EXAMPLE OF MARKET VALUE ADJUSTMENT
Beginning Account Value:                              $50,000
Guarantee Period:                                     5 Years
Guarantee Rate:                                       7.5% per annum
Full Surrender:                                       Middle of Certificate Year 3
EXAMPLE 2:
Gross Surrender Value at middle of
  Certificate Year 3                                  = 50,000 (1.075) 2.5 = 59,908.86
Net Surrender Value at middle of
  Certificate Year 3                                  = [59,908.86]
                                                      X Market Value Adjustment

Market Value Adjustment
  I = .075
  J = .07
  N = 30
Market Value Adjustment                               = [(1 + I)/(1 + J)]N/12
                                                      = (1.075/1.07)30/12
                                                      = 1.011723
Net Surrender Value at middle of
  Certificate Year 3                                  = $59,908.86 X 1.011723
                                                      = $60,611.18

PRINCIPAL UNDERWRITER
Hartford Equity Sales Company, Inc. (HESCO)
Hartford Plaza, Hartford, CT 06115
                                                                        HARTFORD
INDEPENDENT AUDITORS FOR HARTFORD
LIFE INSURANCE COMPANY
Arthur Andersen & Co.
                                                                  LIFE INSURANCE
Hartford, Connecticut 06103
INSURER
                                                                         COMPANY
Hartford Life Insurance Company
Executive Offices: P.O. Box 2999
Hartford, CT 06104-2999


                                                                     MAY 1, 1995


                                                Group Deferred Annuity Contracts


     HV-1950-5                                                              LOGO

     HARTFORD LIFE INSURANCE COMPANY
                                                                 BULK RATE
     P.O. BOX 2999, HARTFORD, CT 06104-2999
                                                                U.S. POSTAGE
                                                                    PAID
                                                                PERMIT NO. 1
                                                              HARTFORD, CONN.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Not applicable.

Item 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article VIII, Section 1 of the By-laws of Hartford Life Insurance Company provides for indemnification of Directors and Officers as follows:

     "Section 1. The Company shall indemnify and hold harmless each Director and Officer now or hereafter serving the Company, whether or not then in office, from and against any and all claims and liabilities to which he may be or become subject by reason of his being or having been a Director or Officer of the Company, or of any other company which he serves as a Director or Officer at the request of the Company, to the extent such is consistent with statutory provisions pertaining to indemnification, and shall provide such further indemnification for legal and/or all other expenses reasonably incurred in connection with defending against such claims and liabilities as is consistent with statutory requirements."

Item 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Not applicable.

Item 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     Exhibit
     Number              Description              Method of Filing
     ------              -----------              ----------------

       1            Underwriting Agreement        Filed with this Registration
                                                  Statement

      3(a)          Articles of Incorporation     Filed with this Registration
                                                  Statement

      3(b)          By-laws                       Filed with this Registration
                                                  Statement

      4(a) and (b)  Group Annuity Contract -      Filed with this Registration
                    Nonqualified and Qualified    Statement

      4(b) and (b)  Individual Certificate -      Filed with this Registration
                    Group Annuity Certificate/    Statement
                    Nonqualified and Qualified

      5             Opinion re: legality          Filed with this Registration
                                                  Statement

     23             Consents of experts           Filed with this Registration
                                                  Statement

                    Financial Statement           Filed with this Registration
                    Schedules                     Statement

Item 17.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of a managing underwriter;

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-1, Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registration pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut on this 5th day of April, 1995.


HARTFORD LIFE INSURANCE COMPANY


*By:                                              *By: /s/ Rodney J. Vessels
    ------------------------------                    --------------------------
    John P. Ginnetti, Senior Vice President                Rodney J. Vessels
                                                           Attorney-in-Fact


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Donald R. Frahm
     Chairman and Chief
  Executive Officer, Director *

John P. Ginnetti, Senior Vice
  President, Director *

Larry K. Lance, Executive
  Vice President, Director *

David J. McDonald, Senior
  Vice President, Director *

Lowndes A. Smith                   *By: /s/ Rodney J. Vessels
     President, Chief                  ------------------------------
     Operating Officer,                   Rodney J. Vessels
     Director *                           Attorney-in-Fact


Donald J. Znamierowski
     Vice President
     Comptroller, Director *       Dated:  4/5/95
                                         ----------------------------

Michael S. Wilder, Secretary,
     Director *

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
   SCHEDULE 1 - SUMMARY OF INVESTMENTS - OTHER THAN INVESTMENTS IN AFFILIATES
                                DECEMBER 31, 1994
                                  (IN MILLIONS)

                                                                                                AMOUNT
                                                                                               SHOWN ON
                                                                                               BALANCE
                    TYPE OF INVESTMENT                                  COST      FAIR VALUE     SHEET
                    ------------------                                ----------  ----------  ----------
FIXED MATURITIES


BONDS

 U.S. Government and government agencies
 and authorities:

 - guaranteed and sponsored                                           $    1,516  $    1,429  $    1,429

 - guaranteed and sponsored - asset backed                                 4,256       3,763       3,763

 States, municipalities and political subdivisions                           148         137         137

 International governments                                                   189         176         176

 Public utilities                                                            531         500         500

 All other corporate                                                       3,717       3,458       3,458

 All other corporate - asset backed                                        2,442       2,350       2,350

 Short-term investments                                                    1,665       1,616       1,616
                                                                          ------      ------      ------

TOTAL FIXED MATURITIES                                                    14,464      13,429      13,429


EQUITY SECURITIES


Common Stocks - industrial, miscellaneous and all other                       76          68          68
                                                                          ------      ------      ------

TOTAL FIXED MATURITIES AND EQUITY SECURITIES                              14,540      13,497      13,497


Policy loans                                                               2,614       2,614       2,614

Mortgage loans                                                               316         316         316

Other investments                                                            103         109         107
                                                                          ------      ------      ------


TOTAL INVESTMENTS                                                     $   17,573  $   16,536  $   16,534
                                                                          ------      ------      ------
                                                                          ------      ------      ------

Note: Fair values for stocks and bonds approximate those quotations published by applicable stock exchanges or are received from other reliable sources. The fair value for short - term investments approximates cost.

         Policy and mortgage loan carrying amounts approximate fair value.

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
               SCHEDULE III - SUPPLEMENTARY INSURANCE INFORMATION
                                  (IN MILLIONS)



                                                                                          BENEFITS,       AMORTIZ-
                                                                                           CLAIMS         ATION OF
                                                                                          AND CLAIM       DEFERRED
               DEFERRED        FUTURE          OTHER         PREMIUMS         NET          ADJUST-         POLICY          OTHER
                POLICY         POLICY        POLICYHOL-     AND OTHER     INVESTMENT        MENT          ACQUISI-      INSURANCE
              ACQUISITION     BENEFITS       DER FUNDS     CONSIDERA-       INCOME         EXPENSES         TION         EXPENSES
 SEGMENT         COSTS              *                *        TIONS           (1)             (2)           COSTS           (3)
- -----------   -----------    -----------    -----------    -----------    -----------    -----------    -----------    -----------
 Year ended
 December 31,
    1994
- -------------

I LAD        $      1,708   $        582   $      4,257   $        492  $         199   $        334   $        137   $         80
AMS                   101            845         10,160             39            750            695              8             48
SPECIALTY               0            463          6,911            569            350            376              0            518
              -----------    -----------    -----------    -----------    -----------    -----------    -----------    -----------
             $      1,809   $      1,890   $     21,328   $      1,100   $      1,299   $      1,405   $        145   $        646
              -----------    -----------    -----------    -----------    -----------    -----------    -----------    -----------
              -----------    -----------    -----------    -----------    -----------    -----------    -----------    -----------


 Year ended
 December 31,
    1993
- -------------




I LAD        $      1,237   $        428   $      3,535   $        423   $        172    $       249    $        97   $        120
AMS                    97            703          9,026             35            759            662             16             45
SPECIALTY               0            528          5,673            289            136            135              0            272
              -----------    -----------    -----------    -----------    -----------    -----------    -----------    -----------
             $      1,334   $      1,659   $     18,234   $        747   $      1,067   $      1,046   $        113   $        437
              -----------    -----------    -----------    -----------    -----------    -----------    -----------    -----------
              -----------    -----------    -----------    -----------    -----------    -----------    -----------    -----------


 Year ended
 December 31,
    1992
- -------------

I LAD        $        698   $      1,115   $      1,004   $        175   $        127   $        104   $         49   $         79
AMS                   101            583          8,256             27            743            657              6             51
SPECIALTY               0             46          5,822             54             42             36              0             55
              -----------    -----------    -----------    -----------    -----------    -----------    -----------    -----------

             $        799   $      1,744   $     15,082   $        256   $        912   $        797   $         55   $        185
              -----------    -----------    -----------    -----------    -----------    -----------    -----------    -----------
              -----------    -----------    -----------    -----------    -----------    -----------    -----------    -----------

(*)  As Restated

(1) Investment income is allocated to the segments based on each segment's share of investable funds or on a direct basis, where applicable, including realized capital gains and losses.

(2) Benefits, claims and claim adjustment expenses includes the increase in liability for future policy benefits and death, disability and other contract benefit payments.

(3) Other insurance expenses are allocated to the segments based on specific identification, where possible, and related activities, including dividends to policyholders.

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                            SCHEDULE IV - REINSURANCE
                                  (IN MILLIONS)



                                                                                                                   PERCENTAGE
                                                           CEDED TO             ASSUMED                            OF AMOUNT
                                        GROSS                OTHER            FROM OTHER              NET           ASSUMED
                                        AMOUNT             COMPANIES           COMPANIES            AMOUNT           TO NET
                                       ---------           ---------           ---------           ---------        ---------
YEAR ENDED DECEMBER 31, 1994


LIFE INSURANCE IN FORCE              $   136,929         $    87,553         $    35,016         $    84,392            41.5%
                                       ---------           ---------           ---------           ---------

Premiums and other considerations
  ILAD                               $       448         $        71         $       106         $       483            22.0%
  AMS                                         39                   0                   0                  39             0.0%
  Specialty                                  521                 140                 188                 569            33.0%
  Accident and Health                        308                 304                   5                   9            55.6%
                                       ---------           ---------           ---------           ---------
TOTAL                                $     1,316                 515                 299               1,100            27.2%
                                       ---------           ---------           ---------           ---------
                                       ---------           ---------           ---------           ---------


YEAR ENDED DECEMBER 31, 1993

LIFE INSURANCE IN FORCE              $    93,099         $    71,415        $     27,067        $     48,751            55.5%
                                       ---------           ---------           ---------           ---------

Premiums and other considerations
  ILAD                               $       417         $        85        $         91        $        423            21.5%
  AMS                                         25                   0                   0                  25             0.0%
  Specialty                                  386                  97                   0                 289             0.0%
  Accident and Health                        307                 299                   2                  10            20.0%
                                       ---------           ---------           ---------           ---------
TOTAL                                $     1,135         $       481        $         93        $        747            12.4%
                                       ---------           ---------           ---------           ---------
                                       ---------           ---------           ---------           ---------

YEAR ENDED DECEMBER 31, 1992

LIFE INSURANCE IN FORCE              $    44,661         $    64,207         $    51,430         $    31,884           161.3%
                                                                               ---------           ---------

Premiums and other considerations
  ILAD                               $       208         $        71         $        27         $       164            16.5%
  AMS                                         27                   0                   0                  27             0.0%
  Specialty                                  153                  99                   0                  54             0.0%
  Accident and Health                        292                 281                   3                  14            21.4%
                                       ---------           ---------           ---------           ---------
TOTAL                                $       680         $       451         $        30         $       259            37.9%
                                       ---------           ---------           ---------           ---------